EXHIBIT 10.1
EXECUTION DRAFT

$6,500,000,000

SENIOR BRIDGE TERM LOAN

CREDIT AGREEMENT

dated as of June 9, 2010

among

PPL CAPITAL FUNDING, INC.,
as Borrower

PPL CORPORATION,
as Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Administrative Agent

CREDIT SUISSE, A.G.,
Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Documentation Agent

BANC OF AMERICA SECURITIES LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
and
WELLS FARGO SECURITIES, LLC,
Joint Lead Arrangers

Appendices and Schedules:

Commitment Appendix

Schedules:

Schedule 3.02                           -      Existing Debt Instruments

Schedule 4.15                           -      Guarantees

Schedule 5.09                           -      Existing Liens

Schedule 5.12                           -      Restrictive Agreements

Exhibits:

Exhibit A-1                       -      Form of Notice of Borrowing

Exhibit A-2                       -      Form of Notice of Conversion/Continuation

Exhibit B                           -      Form of Note

Exhibit C                           -      Form of Assignment and Assumption Agreement

Exhibit D                           -      Form of Opinion of Counsel for the Borrower and Guarantor

Exhibit E                           -      Form of Solvency Certificate of PPL Corporation and Subsidiaries

SENIOR BRIDGE TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of June 9, 2010 among PPL CAPITAL FUNDING, INC., a Delaware corporation (the “Borrower”), PPL CORPORATION, a Pennsylvania corporation (the “Guarantor”), the LENDERS party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, in connection with the Transactions (as defined below), the Borrower has requested that the Lenders and the Administrative Agent provide the Loans and Commitments (as defined below), and the Lenders and Administrative Agent are willing to do so on terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions.  All capitalized terms used in this Agreement or in any Appendix, Schedule or Exhibit hereto which are not otherwise defined herein or therein shall have the respective meanings set forth below.

“Acquisition” means the acquisition of the Company by the Guarantor from the Seller pursuant to the Purchase Agreement.

“Acquisition Consideration” means the aggregate cash consideration set forth in the Purchase Agreement as in effect on the Signing Date.

“Adjusted London Interbank Offered Rate” means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (i) the London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Administrative Agent” means Bank of America, N.A., acting through one or more of its branches or affiliates, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of stock or its equivalent, by contract or otherwise.

“Agent” means the Administrative Agent, any Joint Lead Arranger, the Syndication Agent, the Documentation Agent and each Co-Agent and “Agents” means all of them.

“Agreement” has the meaning set forth in the introductory paragraph hereto, as this Agreement may be amended, restated, supplemented or modified from time to time.

“Applicable Commitment Fee Rate” means as of any date of determination during any period set forth below, the percentage per annum set forth below for such period:

Period	Applicable Commitment Fee Rate
To, and including, October 24, 2010	0.30%
October 25, 2010 through April 23, 2011	0.375%
Thereafter	0.50%

“Applicable Margin” means as of any date of determination during any period set forth below, the percentage per annum set forth below for the applicable Type of Loan at the applicable time given the Rating Level in effect at the time.

	Rating Level I		Rating Level II		Rating Level III		Rating Level IV
	Euro-Dollar	Base Rate	Euro-Dollar	Base Rate	Euro-Dollar	Base Rate	Euro-Dollar	Base Rate
Closing Date until 3-month anniversary thereof	2.75%	1.75%	4.50%	3.50%	5.00%	4.00%	6.00%	5.00%
3-month anniversary of Closing Date until 6-month anniversary thereof	3.25%	2.25%	5.00%	4.00%	5.50%	4.50%	6.50%	5.50%
6-month anniversary of Closing Date until 9-month anniversary thereof	3.75%	2.75%	5.50%	4.50%	6.00%	5.00%	7.00%	6.00%
9-month anniversary of Closing Date and thereafter	4.75%	3.75%	6.50%	5.50%	7.00%	6.00%	8.00%	7.00%

For the purpose of the foregoing:

(a)           Rating Level I pricing shall apply if, on any date of determination, the Borrower’s Rating is BBB- or higher by S&P and is Baa3 or higher by Moody’s;

(b)           Rating Level II pricing shall apply if, on any date of determination, Rating Level I pricing does not apply and the Borrower’s Rating is BB+ or higher by S&P and is Ba1 or higher by Moody’s;

(c)           Rating Level III pricing shall apply if, on any date of determination, Rating Level I pricing and Rating Level II pricing do not apply and the Borrower’s Rating is BB or higher by S&P and is Ba2 or higher by Moody’s; and

(d)           Rating Level IV pricing shall apply if, on any date of determination, Rating Level I pricing, Rating Level II pricing and Rating Level III pricing do not apply.

provided, that if the Borrower’s Rating’s assigned by S&P and Moody’s shall fall in different Rating Levels, the applicable Rating Level for the purposes of the foregoing, shall be based on the higher of the two ratings unless the rating differential is two or more notches, in which case the applicable Rating Level shall be determined by reference to the rating one notch lower than the higher of the two ratings.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Base Rate Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale of any assets, including by way of the sale by the Borrower or any of its Subsidiaries of equity interests in such Subsidiaries.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of attached Exhibit C, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 8.06(b).

“Bank of America” means Bank of America, N.A., and its successors.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means for any day a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (iii) the London Interbank Offered Rate plus 1%.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Base Rate Lending Office) or such other office as such Lender may hereafter designate as its Base Rate Lending Office by notice to the Borrower and the Administrative Agent.

“Base Rate Loan” means a Loan in respect of which interest is computed on the basis of the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrower Parties” has the meaning set forth in Section 8.14.

“Borrower’s Rating” means the senior unsecured, non-credit enhanced (other than by the Guarantor) long-term debt rating of the Borrower from S&P or Moody’s.

“Borrowing” means a group of Loans of a single Type made by the Lenders on a single date and, in the case of a Euro-Dollar Borrowing, having a single Interest Period.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close; provided that when used with respect to any borrowing of, payment or prepayment of principal of or interest on, or the Interest Period for, a Euro-Dollar Loan, or a notice by the Borrower with respect to any such borrowing payment, prepayment or Interest Period, the term “Business Day” shall also mean that such day is a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Capital Lease” means any lease of property which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“CERCLA” has the meaning set forth in Section 4.14(a).

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of voting stock of the Guarantor or its successors or (ii) the failure at any time of the Guarantor or its successors to own 100% or more of the outstanding shares of the Voting Stock in the Borrower.

“Closing Date” means the date, on which the conditions specified in Section 3.02 shall have been satisfied or waived.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans under this Agreement as set forth in the Commitment Appendix in each case as such Commitment may be adjusted from time to time in accordance with this Agreement.

“Commitment Appendix” means the Appendix attached under this Agreement identified as such.

“Commitment Fee” has the meaning set forth in Section 2.06 (a).

“Company” means E.ON US, LLC, a Kentucky limited liability company.

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, fact, condition, or development that, taken together with all other changes, effects, events, circumstances, occurrences, facts, conditions, and developments, (i) is materially adverse to the condition (financial or otherwise), businesses, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would impede, impair or prevent consummation of the transactions contemplated by the Purchase Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect (the capitalized terms used in this definition and not otherwise defined in this Agreement shall have the meanings set forth in the Purchase Agreement): (a) any changes, events or developments in the international, national, regional, state or local economy or financial, securities or credit markets (including changes in prevailing interest rates); (b) any changes, events or developments in the international, national, regional, state or local (x) electric generating, transmission or distribution industries or natural gas transmission or distribution industries (including any changes in the operations thereof), (y) engineering or construction industries, or (z) wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor; (c) any changes, events or developments in any political conditions (including acts of war (whether or not declared), armed hostilities or terrorism or changes imposed by a Governmental Authority associated with national security) or the regulatory environment generally to the extent that any such changes, events or developments do not cause physical damage or destruction, or render unusable, any facility or property of the Company or any of its Subsidiaries; (d) any changes that result from natural disasters or “acts of God” or other “force majeure” events to the extent that any such changes do not cause physical damage or destruction, or render unusable, any facility or property of the Company or any of its Subsidiaries;  (e) any changes in weather conditions to the extent that any such changes do not cause physical damage or destruction, or render unusable, any facility or property of the Company or any of its Subsidiaries; (f) any changes in customer usage patterns; (g) any performance by the Guarantor, Seller or any of their respective Affiliates of their respective obligations, covenants or agreements contained in the Purchase Agreement (including any actions taken by the Guarantor, the Seller or any of their respective Affiliates, to the extent expressly required by the Purchase Agreement, to facilitate the Debt Financing or any Alternative Permanent Financing or to settle the Rate Cases as permitted by Section 5.18 of the Purchase Agreement or to obtain any Purchaser Required Regulatory Approval or Company Required Regulatory Approval and any action by any Governmental Authority that requires the Guarantor or the Company or any of their respective Subsidiaries to accept the Regulatory Commitments and agreements to implement the Regulatory Commitments as a condition of any approval of the Purchase); provided that, actions taken to comply with the obligation in the first sentence of Section 5.1(a) of the Purchase Agreement to act in the Company Ordinary Course of Business shall not be included in the scope of this clause (g); (h) any action taken by the Seller at the express written request of Guarantor and with the consent of the Arrangers (not to be unreasonably withheld); (i) any effects or conditions (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with their respective customers, employees (including any employee departures or labor union or labor organization activity), regulators, financing sources or suppliers) demonstrated by the Seller as proximately caused by, or resulting from, the announcement of the Purchase Agreement, and the transactions contemplated by the Purchase Agreement, or the identity of the Guarantor or any of its Affiliates; (j) any changes in (x) any Law (including Environmental Laws and any final, binding interpretation or enforcement of Laws by any Governmental Authority), regulatory policies or industry standards or (y) GAAP (including any final, binding interpretation thereof by any applicable Governmental Authority) or regulatory accounting requirements applicable to U.S. utilities organizations generally; or (k) any reduction in the credit rating of the Company or any of its Subsidiaries to the extent attributable to any action of the Guarantor or its Affiliates or the acquisition of the Company by the Guarantor pursuant to the Purchase Agreement; provided, further, that, with respect to the matters included in clauses (a), (b), (c), (f) and (j), such matters may constitute or be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such matters affect the Company and/or its Subsidiaries in a manner that is materially disproportionate to other similarly situated companies operating in the utility industry.

“Consolidated Capitalization” shall mean the sum of, without duplication, (A) the Consolidated Debt (without giving effect to clause (c) of the definition of “Consolidated Debt”) and (B) the consolidated shareholders’ equity, redeemable preferred stocks and minority interests (determined in accordance with GAAP) recorded on the Guarantor’s consolidated financial statements (excluding from shareholders’ equity the balance of accumulated other comprehensive income/loss of the Guarantor on any date of determination solely with respect to (i) the effect of all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements for the future delivery of electricity or capacity and (ii) the effect of any pension and other post-retirement benefit liability adjustment recorded in accordance with GAAP), except that for purposes of calculating Consolidated Capitalization of the Guarantor, Consolidated Debt of the Guarantor shall exclude Non-Recourse Debt and Consolidated Capitalization of the Guarantor shall exclude that portion of shareholders’ equity attributable to assets securing Non-Recourse Debt and assets of Western Power Distribution Holdings, Limited and its Subsidiaries.

“Consolidated Debt” means the consolidated Debt of the Guarantor, the Borrower and their Consolidated Subsidiaries (determined in accordance with GAAP), except that for purposes of this definition, Consolidated Debt shall exclude (a) Non-Recourse Debt of the Guarantor, the Borrower and its Consolidated Subsidiaries, (b) Debt of Western Power Distribution Holdings, Limited and its Subsidiaries that is non-recourse to the Guarantor, the Borrower and the other Subsidiaries, (c) Hybrid Securities of the Guarantor, the Borrower and their Consolidated Subsidiaries in an aggregate amount as shall not exceed 15% of Consolidated Capitalization and (d) Equity-Linked Securities in an aggregate amount as shall not exceed 15% of Consolidated Capitalization.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Continuing Lender” means with respect to any event described in Section 2.07(b), a Lender which is not a Retiring Lender, and “Continuing Lenders” means any two or more of such Continuing Lenders.

“Corporation” means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

“Credit Suisse” means Credit Suisse AG, acting through one or more of its branches, and its successors.

“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all Guarantees by such Person of Debt of others, (iv) all Capital Lease Obligations and Synthetic Leases of such Person, (v) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof), but only to the extent that such net obligations exceed $75,000,000 in the aggregate and (vi) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances; provided, however, that “Debt” of such Person does not include (a) obligations of such Person under any installment sale, conditional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services (b) obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a “financial” or physical transaction), (c) any trade obligations or other obligations of such Person incurred in the ordinary course of business or (d) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender with respect to which a Lender Default is in effect at such time.

“Disposition” or “Dispose” means, with respect to any Person (i) any sale, transfer, license, lease or other disposition of any property or asset by such Person including any sale, assignment transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any issuance of Equity Interests by any Subsidiary of such Person.

“Documentation Agent” means Wells Fargo.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Duration Fee” has the meaning specified in 2.06(b).

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) a commercial bank organized under the laws of the United States and having a combined capital and surplus of at least $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that such bank is acting through a branch or agency located and licensed in the United States; or (iv) any other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended); provided further, that, in each case (a) upon and following the occurrence of an Event of Default, an Eligible Assignee shall mean any Person other than the Borrower or any of its Affiliates and (b) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use,  treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.

“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Guarantor, the Borrower or any of their Subsidiaries which arise under Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire such equity interest.

“Equity-Linked Securities” means any securities of the Guarantor, the Borrower or any of their Subsidiaries which are convertible into, or exchangeable for, equity securities of the Guarantor, the Borrower or such Subsidiary, including any securities issued by any of such Persons which are pledged to secure any obligation of any holder to purchase equity securities of the Guarantor, the Borrower, or any of their Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

“Euro-Dollar Borrowing” means a Borrowing comprised of Euro-Dollar Loans.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Loan in respect of which interest is computed on the basis of the Adjusted London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation.

“Euro-Dollar Reserve Percentage” of any Lender for the Interest Period of any Euro-Dollar Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in Regulation D).  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Debt” means (i) any Debt owed to the Guarantor, the Borrower or any of their respective Subsidiaries, (ii) any Debt incurred in the ordinary course of business under the Revolving Credit Facilities, (iii) Debt incurred since the Effective Date in an aggregate principal amount not to exceed $300,000,000, (iv) Debt set forth on the “Anticipated Debt Schedule” delivered to the Lenders on or prior to the Effective Date and (v) any other Debt as approved in writing by the Required Lenders.

“Excluded Subsidiaries” means Western Power Distribution Holdings Limited and its Subsidiaries, PPL Electric Utilities Corporation and its Subsidiaries, Kentucky Utilities Company and its Subsidiaries and Louisville Gas and Electric Company and its Subsidiaries.

“Existing Debt” means the Debt that is permitted to be outstanding on the Closing Date pursuant to Section 3.02(b).

“Existing Debt Instruments” means (i) the Revolving Credit Facilities and (ii) the other agreements and instruments set forth on Schedule 3.02.

“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the fee letter dated as of April 28, 2010 from Bank of America, BAS, CS Securities and Credit Suisse to the Guarantor.

“First Mortgage Bonds” means the first mortgage bonds issued by one or more Subsidiaries of the Guarantor or the Borrower.

“Foreign Subsidiary” means a Subsidiary which is not formed under the laws of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Euro-Dollar Loans of the same Type having the same Interest Period at such time; provided, that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Sections 2.14 or 2.17, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Party” has the meaning set forth in Section 9.06.

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Hazardous Substances” means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, having any constituent elements displaying any of the foregoing characteristics.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years issued by the Guarantor or the Borrower, or any business trusts, limited liability companies, limited partnerships (or similar entities) (i) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Guarantor or the Borrower or any of their Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid preferred securities and (iii) substantially all the assets of which consist of (A) subordinated debt of the Guarantor, the Borrower or a Subsidiary of the Guarantor or the Borrower, as the case may be, and (B) payments made from time to time on the subordinated debt.

“Indemnitee” has the meaning set forth in Section 8.03(b).

“Information” has the meaning set forth in Section 5.01.

“Interest Period” means with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion/Continuation and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided, that:

(i)           any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii)           no Interest Period shall end after the Maturity Date.

“Interest Rate Protection Agreements” means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Joint Lead Arrangers” means BAS, CS Securities and Wells Fargo Securities, each in their capacity as joint bookrunners and co-lead arrangers for the Lenders hereunder and under the other Loan Documents and each of their respective successors in such capacity.

“Lender” means each bank or other lending institution listed in the Commitment Appendix as having a Commitment, each Eligible Assignee that becomes a Lender pursuant to Section 8.06(b) and their respective successors.

“Lender Default” means (i) the failure (which has not been cured) of any Lender to make available any Loan, within one Business Day from the date it is obligated to make such amount available under the terms and conditions of this Agreement, (ii) a Lender having notified, in writing, the Administrative Agent or the Borrower or having made a public statement to the effect that such Lender does not intend to comply with its obligations hereunder or under other agreements generally in which it commits to extend credit, (iii) a Lender has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder, or (iv) a Lender has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (b) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

“Lender Parties” has the meaning set forth in Section 8.14.

 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance intended to confer or having the effect of conferring upon a creditor a preferential interest.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means any combination of the foregoing.

“Loan Documents” means this Agreement and the Notes.

“London Interbank Offered Rate” means:

(a) for any Euro-Dollar Loan for any Interest Period, the greater of (i) 1.50% per annum or (ii) the interest rate for deposits in Dollars for a period of time comparable to such Interest Period which appears on Reuters Screen LIBOR01 at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period; provided, however, that if more than one such rate is specified on Reuters Screen LIBOR01, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).  If for any reason such rate is not available on Reuters Screen LIBOR01, the term “London Interbank Offered Rate” means for any Interest Period, the arithmetic mean of the rate per annum at which deposits in Dollars are offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of Bank of America to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the greater of (i) 1.50% per annum or (ii) the interest rate for deposits in Dollars for a period equal to one month (commencing on the date of determination of such interest rate) which appears on Reuters Screen LIBOR01 at approximately 11:00 A.M. (London time) on such date of determination (provided that if such day is not a Business Day for which a London Interbank Offered Rate is quoted, the next preceding Business Day for which a London Interbank Offered Rate is quoted); provided, however, that if more than one such rate is specified on Reuters Screen LIBOR01, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).  If for any reason such rate is not available on Reuters Screen LIBOR01, the term “London Interbank Offered Rate” means for any applicable one-month interest period, the arithmetic mean of the rate per annum at which deposits in Dollars are offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) on such date of determination (provided that if such day is not a Business Day for which a London Interbank Offered Rate is quoted, the next preceding Business Day for which a London Interbank Offered Rate is quoted) in an amount approximately equal to the principal amount of the Base Rate Loan of Bank of America.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (i) any material adverse effect upon the business, assets, financial condition or operations of the Guarantor, the Borrower or the Guarantor, the Borrower and their Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Guarantor or the Borrower to perform their obligations under this Agreement, the Notes or the other Loan Documents or (iii) a material adverse effect on the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents; provided that all references to “Material Adverse Effect” shall refer to a Company Material Adverse Effect with respect to any representation made hereunder on or prior to the Closing Date.

“Material Debt” means Debt (other than the Notes) of the Guarantor, the Borrower and/or one or more of their Subsidiaries in a principal or face amount exceeding $40,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000. For the avoidance of doubt, where any two or more Plans, which individually do not have Unfunded Liabilities in excess of $50,000,000, but collectively have aggregate Unfunded Liabilities in excess of $50,000,000, all references to Material Plan shall be deemed to apply to such Plans as a group.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Net Cash Proceeds” means,

           (a)           with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and cash equivalents (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received) received by the Guarantor, the Borrower or any Subsidiary, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses, survey costs and other fees and expenses incurred by the Guarantor, the Borrower and their respective Subsidiaries in connection with such Disposition or Property Loss Event, (ii) all taxes (including taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly to the Guarantor, the Borrower or any Subsidiary that is not a Foreign Subsidiary), paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) any reasonably identifiable liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Guarantor, the Borrower or any Subsidiary after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition or Property Loss Event, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition or Property Loss Event, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or the pro rata portion of the Net Cash Proceeds (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Guarantor, the Borrower or any Wholly Owned Subsidiary as a result of such Disposition or Property Loss Event, or to any other Person (other than the Guarantor, the Borrower or any Subsidiary) owning a beneficial interest in the property or assets Disposed of in such Disposition or subject to such Property Loss Event and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Guarantor, the Borrower or any Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Guarantor, the Borrower or any Subsidiary, in either case in respect of such Disposition; provided that no proceeds of any Disposition or Property Loss Event shall constitute Net Cash Proceeds except to the extent in excess of $50,000,000 in the aggregate for all such Dispositions and Property Loss Events since the Effective Date; and provided further that, in respect of the proceeds of a Property Loss Event only, if the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest or commitment to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Guarantor, the Borrower and their Subsidiaries within 180 days of receipt of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent such Net Cash Proceeds are not so used or are not committed to be so used pursuant to a binding contract at the end of such 180 day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and

           (b)           with respect to any Specified Equity Issuance or Specified Debt Incurrence, the aggregate amount of all cash proceeds received by the Guarantor, the Borrower or any of their Subsidiaries in respect of such Specified Equity Issuance or Specified Debt Incurrence, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Guarantor, the Borrower or any Subsidiary in connection therewith and net of taxes paid or estimated to be payable as a result thereof.

Notwithstanding the foregoing, no proceeds of any Prepayment Event consummated by any Excluded Subsidiary shall constitute Net Cash Proceeds except to the extent such proceeds are distributed to the Guarantor, the Borrower or any of their respective Subsidiaries that is not an Excluded Subsidiary, it being understood that a Disposition that takes the form of an issuance of Equity Interests by an Excluded Subsidiary shall be deemed to have been consummated by the immediate parent of such Excluded Subsidiary and not by such Excluded Subsidiary.

“New Lender” means with respect to any event described in Section 2.07(b), an Eligible Assignee which becomes a Lender hereunder as a result of such event, and “New Lenders” means any two or more of such New Lenders.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender, and “Non-Defaulting Lenders” means any two or more of such Lenders.

“Non-Recourse Debt” shall mean Debt that is nonrecourse to the Guarantor, the Borrower or any Subsidiary.

“Non-U.S. Lender” has the meaning set forth in Section 2.16(e).

“Note” shall mean a promissory note, substantially in the form of Exhibit B hereto, issued at the request of a Lender evidencing the obligation of the Borrower to repay outstanding Loans.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(d)(ii).

“Obligations” means:

(i)           all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan, fees payable under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)           all other amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant to this Agreement or any other Loan Document;

(iii)           all expenses of the Agents as to which such Agents have a right to reimbursement under Section 8.03(a) hereof or under any other similar provision of any other Loan Document; and

(iv)           all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.03 hereof or under any other similar provision of any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning set forth in Section 2.16(b).

“Participant” has the meaning set forth in Section 8.06(d).

“PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permanent Debt Financing” means, collectively, the Senior Notes and First Mortgage Bonds.

 “Permitted Assignee” means each Person identified to the Joint Lead Arrangers by the Guarantor in writing prior to the Effective Date.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Prepayment Event” means any Specified Asset Sale, any Property Loss Event, any Specified Debt Incurrence and any Specified Equity Issuance.

 “Prime Rate” means the rate of interest publicly announced by Bank of America from time to time as its Prime Rate.

“Property Loss Event” means any loss of or damage to property or assets of, or any taking of the property or assets of, the Guarantor, the Borrower or any of their respective Subsidiaries, for which such Person receives insurance proceeds, or other compensation.

“Public Lenders” has the meaning set forth in Section 5.01.

“Purchase Agreement” means the purchase and sale agreement dated April 28, 2010 among the Guarantor, the Seller and the Company.

“Quarterly Date” means the last Business Day of each of March, June, September and December.

“Rating Agency” means any of S&P or Moody’s, and “Rating Agencies” means any two or more of them collectively.

“Rating Level” means the determination of whether Applicable Margin will be based on Level I, II, III or IV.

“Reference Audited Financial Statements” means the consolidated financial statements delivered pursuant to Section 3.02(c)(i).

“Reference Interim Financial Statements” means the consolidated financial statements delivered pursuant to Section 3.02(c)(ii).

“Register” has the meaning set forth in Section 8.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Date” has the meaning set forth in Section 2.07(b).

“Replacement Lender” has the meaning set forth in Section 2.07(b).

 “Required Lenders” means at any time Non-Defaulting Lenders holding more than 50% of the aggregate amount of (i) prior to the Closing Date, the Commitments then effective and (ii) thereafter, the principal amount of the Loans then outstanding.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person.

“Retiring Lender” means a Lender that ceases to be a Lender hereunder pursuant to the operation of Section 2.07(b).

“Revolving Credit Facilities” means (a) the 364-Day Credit Agreement, dated as of September 8, 2009 among PPL Energy Supply, LLC, the lenders party thereto and Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association), as administrative agent, (b) the Second Amended and Restated Five-Year Credit Agreement dated as of May 4, 2007 among the PPL Energy Supply, LLC, the lenders party thereto and Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association), as administrative agent, (as amended on December 3, 2008), and (c) the Five-Year Credit Agreement dated as of December 14, 2005 among the PPL Energy Supply, LLC, the lenders party thereto and Wachovia Bank, National Association, as administrative agent (as amended on December 29, 2006), in each case as the same may be renewed, replaced, extended, refinanced, amended, amended and restated from time to time (including any refinancing that increases the committed amount of such credit facilities) so long as said facilities remain revolving credit facilities after giving effect thereto.

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission.

“Seller” means E.ON US Investments Corp., a Delaware corporation and a wholly owned subsidiary of E.ON AG.

“Senior Notes” means senior unsecured notes issued by one or more Subsidiaries of the Guarantor or the Borrower.

“Signing Date” means April 28, 2010.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Special Purpose Subsidiary” means any Wholly Owned Subsidiary (regardless of the form of organization) of the Guarantor or the Borrower formed solely for the purpose of, and which engages in no other activities except those necessary for, effecting financings related to Synthetic Leases.

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Guarantor, the Borrower or any of their respective Subsidiaries; provided that “Specified Asset Sale” shall not include Dispositions (i) to the Guarantor, the Borrower or any of their respective Subsidiaries and (ii) Dispositions in the ordinary course of business.

“Specified Debt Incurrence” means any incurrence of Debt for borrowed money (including, without limitation, any Permanent Debt Financing) other than Excluded Debt.

“Specified Equity Issuance” means any issuance by the Guarantor of any Equity Interest or Equity-Linked Securities other than pursuant to the Guarantor’s dividend reinvestment plan, any director or employee stock ownership plan, or any other employee compensation plan, in each case in effect as of the date hereof.

“Specified Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04(a) and (b), 4.07, 4.10, 4.17 and 4.18.

“Subsidiary” means any Corporation, a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Guarantor, the Borrower or one or more other Subsidiaries of the Guarantor or the Borrower.

“Syndication Agent” means Credit Suisse.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” has the meaning set forth in Section 2.16(a).

 “Transactions” means (i) the Acquisition, (ii) the execution, delivery and performance of this Agreement including the funding of the Loans hereunder and the application of the proceeds thereof, (iii) any Permanent Debt Financing or other issuance of Equity Interests or Equity-Linked Securities in connection with the foregoing and (iv) payment of the Transaction Costs.

“Transaction Costs” means fees and expenses incurred in connection with the Transaction.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Voting Stock” means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wells Fargo Securities” means Wells Fargo Securities, LLC and its successors.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the Voting Stock of which (except directors’ qualifying shares) is at the time directly or indirectly owned by such Person.

ARTICLE II
THE CREDITS

Section 2.01. Commitments to Lend.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower on the Closing Date in a Dollar amount equal to such Lender’s Commitment.  Amounts borrowed under this Section 2.01 and repaid or prepaid hereunder may not be reborrowed.

Section 2.02. Notice of Borrowings.  The Borrower shall give the Administrative Agent notice substantially in the form of Exhibit A-1 hereto (a “Notice of Borrowing”) not later than (a) 11:30 A.M. (New York time) on the Business Day before each Base Rate Borrowing and (b) 9:00 A.M. (New York time) on the second Business Day before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing;

(iii) the initial Type of the Loans comprising such Borrowing; and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Notwithstanding the foregoing, no more than six (6) Groups of Euro-Dollar Loans shall be outstanding at any one time, and any Loans which would exceed such limitation shall be made as Base Rate Loans.

Section 2.03. Notice to Lenders; Funding of Loans.

(a) Notice to Lenders.  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share of the Borrowing referred to in the Notice of Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding of Loans.  Not later than 10:00 A.M. (New York time) on the date of each Borrowing, each Lender shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York to the Administrative Agent at its address referred to in Section 8.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent shall apply any funds so received in respect of a Borrowing available to the Borrower at the Administrative Agent’s address not later than 11:00 A.M. (New York time) on the date of each Euro-Dollar Borrowing.

(c) Funding By the Administrative Agent in Anticipation of Amounts Due from the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender.  Any payment by the Borrower hereunder shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of a Borrowing available to the Administrative Agent.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Obligations of Lenders Several.  The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

Section 2.04. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.06(b)) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.06(b), except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.05. Interest Rates.

(a) Interest Rate Options.  The Loans shall, at the option of the Borrower and except as otherwise provided herein, be incurred and maintained as, or converted into, one or more Base Rate Loans or Euro-Dollar Loans.

(b) Base Rate Loans.  Each Loan which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin for Base Rate Loans for such day.  Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such Base Rate Loan is so converted.  Any overdue principal on any Base Rate Loan and any overdue interest, fees or other amounts shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(c) Euro-Dollar Loans.  Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for such Interest Period plus the Applicable Margin for Euro-Dollar Loans for such day; provided, that if any Euro-Dollar Loan or any portion thereof shall, as a result of clause (iii) of the definition of Interest Period, have an Interest Period of less than one month, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.  Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the sum of (A) the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due plus (B) the Applicable Margin for Euro-Dollar Loans for such day (or, if the circumstance described in Section 2.13 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d) Method of Electing Interest Rates.

(i) Subject to Section 2.05(a), the Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, with respect to each Group of Loans, the Borrower shall have the option (A) to convert all or any part of (y) so long as no Default is in existence on the date of conversion, outstanding Base Rate Loans to Euro-Dollar Loans and (z) outstanding Euro-Dollar Loans to Base Rate Loans; provided, that in each case that the amount so converted shall be equal to $10,000,000 or any larger multiple of $1,000,000, or (B) upon the expiration of any Interest Period applicable to outstanding Euro-Dollar Loans, so long as no Default is in existence on the date of continuation, to continue all or any portion of such Loans equal to $10,000,000 and any larger integral multiple of $1,000,000 in excess of that amount as Euro-Dollar Loans.  The Interest Period of any Base Rate Loan converted to a Euro-Dollar Loan pursuant to clause (A) above shall commence on the date of such conversion.  The succeeding Interest Period of any Euro-Dollar Loan continued pursuant to clause (B) above shall commence on the last day of the Interest Period of the Loan so continued.  Euro-Dollar Loans may only be converted on the last day of the then current Interest Period applicable thereto or on the date required pursuant to Section 2.17.

(ii) The Borrower shall deliver a written notice of each such conversion or continuation (a “Notice of Conversion/Continuation”) to the Administrative Agent no later than (A) 12:00 Noon (New York time) at least three (3) Business Days before the date of the proposed conversion to, or continuation of, a Euro-Dollar Loan and (B) 11:30 A.M. (New York time) on the day of a conversion to a Base Rate Loan.  A written Notice of Conversion/Continuation shall be substantially in the form of Exhibit A-2 attached hereto and shall specify: (A) the Group of Loans (or portion thereof) to which such notice applies, (B) the proposed conversion/continuation date (which shall be a Business Day), (C) the aggregate amount of the Loans being converted/continued, (D) an election between the Base Rate and the Adjusted London Interbank Offered Rate and (E) in the case of a conversion to, or a continuation of, Euro-Dollar Loans, the requested Interest Period.  Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall give each Lender prompt notice of the contents thereof and such Lender’s pro rata share of all conversions and continuations requested therein.  If no timely Notice of Conversion/Continuation is delivered by the Borrower as to any Euro-Dollar Loan, and such Loan is not repaid by the Borrower at the end of the applicable Interest Period, such Loan shall be converted automatically to a Base Rate Loan on the last day of the then applicable Interest Period.

(e) Determination and Notice of Interest Rates.  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.  Any notice with respect to Euro-Dollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto.  When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06. Fees.

(a) Commitment Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Commitment Fee”) for each day at a rate per annum equal to the Applicable Commitment Fee Rate for such day.  The Commitment Fee shall accrue from and including the Effective Date to but excluding the Closing Date on the amount of each Lender’s Commitment and shall be due and payable on the earlier of the Closing Date and the termination of the Commitments.

(b) Duration Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Duration Fee”), payable on each of the dates set forth below in an amount equal to the applicable percentages set forth below of the outstanding principal amount of the Loans of such Lender outstanding or at such date.

Date	Duration Fee
90th day following the Closing Date	0.75%
180th day following the Closing Date	1.25%
270th day following the Closing Date	1.75%

(c) Other Fees.  The Borrower shall pay to the other parties hereto (and their respective Affiliates) fees in the amounts and on the dates previously agreed to in writing by the Borrower and such parties (or their Affiliates), except that any “ticking fee” payable pursuant to any such agreement shall only be payable for the period prior to the Effective Date and shall be replaced with the Commitment Fee with respect to the period from the Effective Date.

(d) Payments.  Fees paid hereunder shall not be refundable under any circumstances.

Section 2.07. Adjustments of Commitments.

(a) Optional Termination or Reductions of Commitments (Pro-Rata).  The Borrower may, prior to the Closing Date upon at least three Business Days’ prior written notice to the Administrative Agent, permanently (i) terminate the Commitments, or (ii) ratably reduce from time to time by a minimum amount of $10,000,000 or any larger integral multiple of $5,000,000, the aggregate amount of the Commitments.  Upon receipt of any such notice, the Administrative Agent shall promptly notify the Lenders.  If the Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.

(b) Optional Termination of Commitments (Non-Pro-Rata).  If (i) any Lender has demanded compensation or indemnification pursuant to Sections 2.13, 2.14, 2.15 or 2.16, (ii) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender (each such Lender described in clauses (i), (ii) or  (iii) being a “Retiring Lender”), the Borrower shall have the right (but with respect to (i) and (ii) above, only if no Default then exists), to replace such Lender with one or more Eligible Assignees (which may be one or more of the Continuing Lenders) (each a “Replacement Lender” and, collectively, the “Replacement Lenders”) which, in the case of a Retiring Lender described in clauses (i) and (ii), shall be reasonably acceptable to the Administrative Agent.  The replacement of a Retiring Lender pursuant to this Section 2.07(b) shall be effective on the tenth Business Day (or, in the case of a Defaulting Lender, on the second Business Day) (in each case, the “Replacement Date”) following the date of notice of such replacement given by the Borrower to the Retiring Lender and each Continuing Lender through the Administrative Agent, subject to the satisfaction of the following conditions:

(i) the Replacement Lender shall have satisfied the conditions to assignment and assumption set forth in Section 8.06(b) (with all fees payable pursuant to Section 8.06(b) to be paid by the Borrower) and, in connection therewith, the Replacement Lender(s) shall pay to the Retiring Lender an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Retiring Lender and (y) all accrued but unpaid fees owing to the Retiring Lender pursuant to Section 2.06; and (ii) the Borrower shall have paid to the Administrative Agent for the account of the Retiring Lender an amount equal to all obligations then due to the Retiring Lender by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (i) above).

On the Replacement Date, each Replacement Lender that is a New Lender shall become a Lender hereunder, and the Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of Sections 2.11, 2.15, 2.16 and 8.03 of this Agreement shall continue to accrue to the benefit of a Retiring Lender with respect to any Loans made or any other actions taken by such Retiring Lender while it was a Lender.

In lieu of the foregoing, upon express written consent of a majority of the Continuing Lenders (other than any Defaulting Lender), the Borrower shall have the right to permanently terminate the Commitment of a Retiring Lender in full or, following the Closing Date, prepay said Retiring Lenders’ Loans in full.  Upon payment by the Borrower to the Administrative Agent for the account of the Retiring Lender of an amount equal to the sum of (i) the aggregate principal amount of all Loans held by the Retiring Lender and (ii) all accrued interest, fees and other amounts owing to the Retiring Lender hereunder, including, without limitation, all amounts payable by the Borrower to the Retiring Lender under Sections 2.11, 2.15, 2.16 or 8.03, such Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of Sections 2.11, 2.15, 2.16 or 8.03 of this Agreement shall continue to accrue to the benefit of a Retiring Lender with respect to any Loans made or any other actions taken by such Retiring Lender while it was a Lender).

(c) Optional Termination of Defaulting Lender Commitment (Non-Pro-Rata).  At any time a Lender is a Defaulting Lender, the Borrower may terminate in full the Commitment of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent; provided further, that, (i) at the time of such termination either (x) no Loans are outstanding or (y) the aggregate outstanding Loans of such Defaulting Lender is zero; (ii) concurrently with such termination, the aggregate Commitments shall be reduced by the Commitment of the Defaulting Lender; and (iii) concurrently with any subsequent payment of interest or fees to the Lenders with respect to any period before the termination of a Defaulting Lender’s Commitment, the Borrower shall pay to such Defaulting Lender its ratable share of such interest or fees, as applicable to the extent such Defaulting Lender was otherwise entitled thereto.  The termination of a Defaulting Lender’s Commitment pursuant to this Section 2.07(c) shall not be deemed to be a waiver of any right that the Borrower, Administrative Agent or any other Lender may have against such Defaulting Lender.

(d) Termination of Commitments.  The Commitments shall automatically terminate upon the earliest to occur of (i) the Termination Date (as defined in the Purchase Agreement as in effect on the date hereof, including as such date may be extended in accordance with Section 8.1(b) of the Purchase Agreement as in effect on the date hereof to a date no later than October 28, 2011), (ii) the closing of the Acquisition, and (iii) the date that the Purchase Agreement is terminated or expires or pursuit of the Acquisition is abandoned.  All accrued fees shall be payable upon the termination of the Commitments pursuant to this clause (d).  The Commitments shall automatically be reduced to zero upon funding of the Loans; provided that the foregoing shall not excuse a Defaulting Lender from liability for a failure to fund its Commitment.

(e) Mandatory Commitment Reductions. Upon the occurrence of any Prepayment Event prior to the Closing Date, the Commitments shall automatically be reduced in an aggregate amount equal to 100% of the Net Cash Proceeds of such Prepayment Event.  Each Lenders’ Commitment shall be reduced pro rata by the amount of such reduction.  If such reductions results in the Commitments being reduced to $0, all accrued fees shall be payable upon such reduction.

Section 2.08. Maturity of Loans; Mandatory Prepayments.

(a) Repayments and Prepayments of Loans.

(i) The Loans shall mature on the Maturity Date and any Loans then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(ii) Upon the occurrence of any Prepayment Event on or after the Closing Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Prepayment Event. The Borrower shall effect such prepayment within 5 Business Days of receipt of such Net Cash Proceeds.

(b) Applications of Prepayments and Reductions.

(i) Each payment or prepayment of Loans pursuant to this Section 2.08 shall be applied ratably to the respective Loans of all of the Lenders.

(ii) Each payment of principal of the Loans shall be made together with interest accrued on the amount repaid to the date of payment.

(iii) Each payment of the Loans shall be applied to such Groups of Loans as the Borrower may designate (or, failing such designation, as determined by the Administrative Agent).

Section 2.09. Optional Prepayments and Repayments.

(a) Prepayments of Loans.  Subject to Section 2.11, the Borrower may (i) upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing or (ii) upon at least three (3) Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger integral multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.

(b) Notice to Lenders.  Upon receipt of a notice of prepayment pursuant to Section 2.09(a), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.10. General Provisions as to Payments.

(a) Payments by the Borrower.  The Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 12:00 Noon (New York time) on the date when due, without set-off, counterclaim or other deduction, in Federal or other funds immediately available in New York to the Administrative Agent at its address referred to in Section 8.01.  Except as otherwise provided hereunder, the Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of or interest on the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of or interest on the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Distributions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11. Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan pursuant to the terms and provisions of this Agreement (any conversion of a Euro-Dollar Loan to a Base Rate Loan pursuant to Section 2.17 being treated as a payment of such Euro-Dollar Loan on the date of conversion for purposes of this Section 2.11) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow, convert or prepay any Euro-Dollar Loan after notice has been given in accordance with the provisions of this Agreement, or in the event of payment in respect of any Euro-Dollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.07(b), the Borrower shall reimburse each Lender within fifteen (15) days after demand for any resulting loss or expense incurred by it (and by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided, that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.12. Computation of Interest and Fees.  Interest on Loans based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed.  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13. Basis for Determining Interest Rate Inadequate, Unfair or Unavailable.  If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Base Rate Loan as to which the interest rate is determined by reference to the London Interbank Offered Rate:  (a)  the Required Lenders advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period or Base Rate Loan as to which the interest rate is determined by reference to the London Interbank Offered Rate; or (b) the Administrative Agent shall determine that no reasonable means exists for determining the Adjusted London Interbank Offered Rate, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or Base Rate Loans as to which the interest rate is determined by reference to the London Interbank Offered Rate, or to convert outstanding Loans into Euro-Dollar Loans shall be suspended; and (ii) each outstanding Euro-Dollar Loan or Base Rate Loan as to which the interest rate is determined by reference to the London Interbank Offered Rate shall be converted into a Base Rate Loan as to which the interest rate is not determined by reference to the London Interbank Offered Rate on the last day of the current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent at least two (2) Business Days before the date of (or, if at the time the Borrower receives such notice the day is the date of, or the date immediately preceding, the date of such Euro-Dollar Borrowing, by 10:00 A.M. on the date of) any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing as to which the interest rate is not determined by reference to the London Interbank Offered Rate.

Section 2.14.  Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans or any Base Rate Loan as to which the interest rate is determined by reference to the London Interbank Offered Rate and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans or any Base Rate Loan as to which the interest rate is determined by reference to the London Interbank Offered Rate, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such notice is given, (a) each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan as to which the interest rate is not determined by reference to the London Interbank Offered Rate either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day and (b) all Base Rate Loans shall cease to be determined by reference to the London Interbank Offered Rate.

Section 2.15. Increased Cost and Reduced Return

(a) Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, Notes or obligation to make Euro-Dollar Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement, then, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts, as determined by such Lender in good faith, as will compensate such Lender for such increased cost or reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.

(b) Capital Adequacy.  If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or any Person controlling such Lender) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or any Person controlling such Lender) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or any Person controlling such Lender) for such reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand except that, if the change giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notices.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, that will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.16. Taxes.

(a) Payments Net of Certain Taxes.  Any and all payments by the Guarantor or the Borrower to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding: (i) taxes imposed on or measured by the net income (including branch profits or similar taxes) of, and gross receipts, franchise or similar taxes imposed on, any Agent or any Lender by the jurisdiction (or subdivision thereof) under the laws of which such Lender or Agent is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, and (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Guarantor and the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable shall be increased by the applicable party as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.16(a)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor or the Borrower shall make such deductions, (iii) the Guarantor or the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Guarantor or the Borrower shall furnish to the Administrative Agent, for delivery to such Lender, the original or a certified copy of a receipt evidencing payment thereof.

(b) Other Taxes.  In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement, any Note or any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, any Note or any other Loan Document (collectively, “Other Taxes”).

(c) Indemnification.  The Guarantor and the Borrower agrees to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.16(c)), whether or not correctly or legally asserted, paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto as certified in good faith to the Borrower by each Lender or Agent seeking indemnification pursuant to this Section 2.16(c).  This indemnification shall be paid within 15 days after such Lender or Agent (as the case may be) makes demand therefor.

(d) Refunds or Credits.  If a Lender or Agent receives a refund, credit or other reduction from a taxation authority for any Taxes or Other Taxes for which it has been indemnified by the Guarantor or the Borrower or with respect to which the Guarantor or Borrower has paid additional amounts pursuant to this Section 2.16, it shall within fifteen (15) days from the date of such receipt pay over the amount of such refund, credit or other reduction to the Guarantor or the Borrower (but only to the extent of indemnity payments made or additional amounts paid by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund, credit or other reduction), net of all reasonable out-of-pocket expenses of such Lender or Agent (as the case may be) and without interest (other than interest paid by the relevant taxation authority with respect to such refund, credit or other reduction); provided, however, that the Guarantor or the Borrower agrees to repay, upon the request of such Lender or Agent (as the case may be), the amount paid over to the Guarantor or the Borrower (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund or credit to such taxation authority.

(e) Tax Forms and Certificates.  On or before the date it becomes a party to this Agreement, from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and at any time it changes its Applicable Lending Office, each Lender organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia  (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent:  (i) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to the benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or (ii) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 ECI, or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement and the other Loan Documents is effectively connected with the conduct of a trade or business in the United States, (iii) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate to the effect that (A) such Non-U.S. Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Non-U.S. Lender or are effectively connected but are not includible in the Non-U.S. Lender’s gross income for U.S. federal income tax purposes under an income tax treaty or (iv) to the extent the Non-U.S. Lender is not the beneficial owner, two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 IMY, or any successor form prescribed by the Internal Revenue Service, accompanied by a Form W-8 ECI, W-8 BEN, Form W-9, and/or other certification documents from each beneficial owner, as applicable.  In addition, each Non-U.S. Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete signed originals of Internal Revenue Service Form W-8 BEN, W-8 IMY, or W-8 ECI, or successor forms, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any other Loan Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or certificate.

(f) Exclusions.  The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amount to any Non-U.S. Lender, pursuant to Section 2.16(a), (b) or (c) in respect of Taxes or Other Taxes to the extent that the obligation to indemnify or pay such additional amounts would not have arisen but for the failure of such Non-U.S. Lender to comply with the provisions of subsection (e) above.

(g) Mitigation.  If the Guarantor or the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.16, then such Lender will use reasonable efforts (which shall include efforts to rebook the Loans held by such Lender to a new Applicable Lending Office, or through another branch or affiliate of such Lender) to change the jurisdiction of its Applicable Lending Office if, in the good faith judgment of such Lender, such efforts (i) will eliminate or, if it is not possible to eliminate, reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous, in the sole determination of such Lender, to such Lender.  Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Guarantor or the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(h) Confidentiality.  Nothing contained in this Section shall require any Lender or any Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Section 2.17. Base Rate Loans Substituted for Affected Euro-Dollar Loans  If (a) the obligation of any Lender to make or maintain, or to convert outstanding Loans to, Euro-Dollar Loans or Base Rate Loans as to which the interest rate is determined by reference to the London Interbank Offered Rate has been suspended pursuant to Section 2.14 or (b) any Lender has demanded compensation under Section 2.15(a) with respect to its Euro-Dollar Loans and, in any such case, the Borrower shall, by at least four Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(i) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans or Base Rate Loans as to which the interest rate is determined by reference to the London Interbank Offered Rate shall instead be Base Rate Loans as to which the interest rate is not determined by reference to the London Interbank Offered Rate (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans or Base Rate Loans as to which the interest rate is determined by reference to the London Interbank Offered Rate, as applicable, of the other Lenders); and

(ii) after each of its Euro-Dollar Loans or Base Rate Loans as to which the interest rate is determined by reference to the London Interbank Offered Rate has been repaid (or converted to a Base Rate Loan as to which the interest rate is not determined by reference to the London Interbank Offered Rate), all payments of principal that would otherwise be applied to repay such Loans shall instead be applied to repay its Base Rate Loans as to which the interest rate is not determined by reference to the London Interbank Offered Rate.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan as to which the interest rate is not determined by reference to the London Interbank Offered Rate shall be converted into a Euro-Dollar Loan or Base Rate Loans as to which the interest rate is to be determined by reference to the London Interbank Offered Rate, as applicable, on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans or Base Rate Loans as to which the interest rate is to be determined by reference to the London Interbank Offered Rate, as applicable, of the other Lenders.

Section 2.18. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.06.

ARTICLE III
CONDITIONS

Section 3.01. Conditions Precedent to Effectiveness.  The effectiveness of this Agreement on the Effective Date is subject to the following conditions precedent:

(a) This Agreement.  On or prior to the Effective Date, the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

(b) Proceedings.  On the Effective Date, the Administrative Agent shall have received (i) a copy of the Guarantor’s and the Borrower’s certificate of incorporation certified by the applicable Secretary of State; (ii) a certificate of the applicable Secretary of State, dated as of a recent date, as to the good standing of the Guarantor and of the Borrower in their respective jurisdictions of incorporation; and (iii) a certificate of the Secretary or an Assistant Secretary of the Guarantor and the Borrower dated the Effective Date and certifying (A) that attached thereto is a true, correct and complete copy of the articles of incorporation and by-laws of the Guarantor and the Borrower, (B) as to the absence of dissolution or liquidation proceedings by or against the Guarantor and the Borrower, (C) that attached thereto is a true, correct and complete copy of resolutions adopted by the board of directors of each of the Guarantor and the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Guarantor and the Borrower is a party and each other document delivered in connection herewith or therewith and that such resolutions have not been amended and are in full force and effect on the date of such certificate and (D) as to the incumbency and specimen signatures of each officer of the Guarantor and the Borrower executing the Loan Documents to which the Guarantor or the Borrower is a party or any other document delivered in connection herewith or therewith.

(c)  Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received from counsel to the Borrower, opinions addressed to the Administrative Agent and each Lender, dated the Effective Date, substantially in the form of Exhibit D hereto.

(d) Payment of Fees.  All costs, fees and expenses due to the Administrative Agent, the Joint Lead Arrangers and the Lenders on or before the Effective Date shall have been paid.

(e) Regulatory.  The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (to the extent not previously delivered to such Lender).

On or after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof.

Section 3.02. Conditions Precedent to the Loans.  The obligation of each Lender to make a Loan on the Closing Date is subject to the additional satisfaction of the following conditions precedent:

(a) Consummation of the Transaction.  The Acquisition shall be consummated on the Closing Date substantially concurrently with the funding of the Loans in accordance with the Purchase Agreement and the Purchase Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Joint Lead Arrangers’ prior written consent (such consent not to be unreasonably withheld or delayed), it being understood and agreed that any material change to the transaction structure, and any increase or decrease in the Acquisition Consideration (other than as a result of any adjustment to the Acquisition Consideration as provided in the Purchase Agreement as in effect on the Signing Date) and any changes to the condition relating to regulatory approvals set forth in Section 7 of the Purchase Agreement, shall in each case be deemed to be materially adverse to the Lenders.

(b) Indebtedness.  After giving effect to the Transactions, the Guarantor and its Subsidiaries (other than Western Power Distribution Holdings Limited and its Subsidiaries and PPL Electric Utilities Corporation and its Subsidiaries) shall have outstanding no indebtedness, credit facilities or preferred stock other than: (i) the loans and other extensions of credit under this Agreement, (ii) the Permanent Debt Financing, (iii) the Debt incurred or outstanding under the Existing Debt Instruments, including the Revolving Credit Facilities,  (iv) indebtedness of the Company and its Subsidiaries permitted to be outstanding on the Closing Date under the Purchase Agreement (as in effect on the date hereof and without giving effect to any consents granted thereunder), and (v) preferred stock issued as of the date hereof, (vi) any Excluded Debt, and (vii) other indebtedness as approved in writing by the Required Lenders.

(c) Financial Statements.  The Joint Lead Arrangers shall have received:

(i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Guarantor and the Company for the three most recent fiscal years ended at least 90 days prior to the Closing Date; and

(ii) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Guarantor and the Company for each subsequent fiscal quarter ended at least 60 days before the Closing Date, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-1.

(d) Pro Forma Balance Sheet.  The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Guarantor as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to (c) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-1.

(e) Proceedings.  On the Closing Date, the Administrative Agent shall have received a “bring-down” certificate of the applicable Secretary, dated as of the Closing Date, as to the good standing of the Guarantor and the Borrower in their respective jurisdictions of incorporation;

(f) Solvency Certificate.  The Administrative Agent shall have received a certificate from the chief financial officer of the Guarantor in form satisfactory to the Administrative Agent certifying that the Guarantor and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.  It is understood and agreed that the solvency certificate in the form attached hereto on Exhibit E shall be deemed to be in form satisfactory to the Administrative Agent.

(g) Borrower’s Rating.  The Borrower shall have a Borrower’s Rating from each of S&P and Moody’s.

(h) Fees.  The Lenders and the Agents shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise.

(i) Company Material Adverse Effect.  Except as set forth on Disclosure Schedule 3.8(b) to the Purchase Agreement as in effect on the Signing Date, and except as may be reflected in the audited consolidated financial statements of the Company as of and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 (including the notes thereto, but excluding any statement therein that is cautionary, risk factor, predictive or forward-looking in nature), since December 31, 2009, there shall have been no Company Material Adverse Effect.

(j) Representations and Warranties.  (i) The Specified Representations shall be true and correct in all material respects on the Closing Date giving effect to the Transactions and (ii) such of the representations and warranties made by or on behalf of the Seller, the Company and its Subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Guarantor (or any Subsidiaries) has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement, shall be true and correct in all material respects.

(k) Clear Market.  Prior to the earlier of (x) the Closing Date and (y) Successful Syndication (as defined in the Fee Letter), there shall be no other issues of debt securities or commercial bank or other credit facilities of the Guarantor, the Borrower, the Company or any of their Subsidiaries (other than the Excluded Subsidiaries) announced, offered, placed or arranged, other than: (i) the Permanent Debt Financing, (ii) debt set forth in the “Anticipated Debt Schedule” delivered to the Joint Lead Arrangers prior to the date hereof, (iii) indebtedness of the Company and its Subsidiaries permitted to be incurred pursuant to the terms of the Purchase Agreement, (iv) the Revolving Credit Facilities and (v) any other financing reasonably agreed by the Joint Lead Arrangers,

(l) Officer’s Certificate.  The Administrative Agent shall have received a certificate dated the Closing Date signed by a Responsible Officer of the Borrower as to the matters set forth in paragraphs (a) and(b).

(m) Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each of the Guarantor and the Borrower represents and warrants as of the Closing Date that:

Section 4.01. Status.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate authority to make and perform this Agreement and each other Loan Document to which it is a party.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has the corporate authority to make and perform this Agreement and the other Loan Documents to which it is party.

Section 4.02. Authority; No Conflict.  The execution, delivery and performance by the Borrower and Guarantor of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate action and do not violate (i) any material provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its articles of incorporation or by-laws, or (iii) result in the breach of or constitute a default under any material indenture or other agreement or instrument to which the Borrower or the Guarantor is a party.

Section 4.03. Legality.  This Agreement and each other Loan Document (other than the Notes) to which the Guarantor or the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, and the Notes, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, in each case enforceable against the Borrower and the Guarantor in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other similar laws relating to or affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 4.04. Financial Condition.

(a) Audited Financial Statements.  The Reference Audited Financial Statements fairly present in all material respects, in conformity with GAAP (for the purpose of Section 3.02(j) solely to the extent material to the Lenders and the Joint Lead Arrangers), the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the applicable fiscal year.

(b) Interim Financial Statements.  The Reference Interim Financial Statements of the Guarantor fairly present in all material respects, in conformity with GAAP (for the purpose of Section 3.02(j) solely to the extent material to the Lenders and the Joint Lead Arrangers) applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the applicable three-month period (subject to normal year-end audit adjustments).

(c) Company Material Adverse Change.  As of the Closing Date, except as set forth on Disclosure Schedule 3.8(b) to the Purchase Agreement as in effect on the Signing Date and except as may be reflected in the audited consolidated financial statements of the Company as of and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 (including the notes thereto, but excluding any statement therein that is cautionary, risk factor, predictive of forward-looking in nature), since December 31, 2009 there shall have been no Company Material Adverse Effect.

Section 4.05. Rights to Properties.  The Guarantor, the Borrower and their Subsidiaries have good and valid fee, leasehold, easement or other right, title or interest in or to all the properties necessary to the conduct of their business as conducted on the date hereof and as presently proposed to be conducted, except to the extent the failure to have such rights or interests would not have a Material Adverse Effect.

Section 4.06. Litigation.  Except as disclosed in or contemplated by the Guarantor’s Form 10-K Report to the SEC for the year ended December 31, 2009 or in any subsequent Form 10-K, 10-Q or 8-K Report or otherwise furnished in writing to the Administrative Agent, no litigation, arbitration or administrative proceeding against the Guarantor or the Borrower is pending or, to the Guarantor’s or the Borrower’s knowledge, threatened, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.  There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Guarantor or the Borrower, threatened which questions the validity of this Agreement or the other Loan Documents to which it is a party.

Section 4.07. No Violation.  No part of the proceeds of the borrowings hereunder will be used, directly or indirectly by the Borrower for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations U or X of said Board of Governors. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock”.

Section 4.08. ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Material Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Material Plan, (ii) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.09. Governmental Approvals.  No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by the Guarantor or the Borrower of this Agreement, the Notes and the other Loan Documents to which it is a party, except such authorizations, consents and approvals as have been obtained prior to the Closing Date and are in full force and effect.

Section 4.10. Investment Company Act.  Neither the Guarantor nor the Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Tax Returns and Payments.  The Guarantor, the Borrower and each of their Subsidiaries has filed or caused to be filed all Federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor, the Borrower or their Subsidiaries, as the case may be, shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 4.12. Compliance with Laws.  To the knowledge of the Guarantor, the Borrower or any of their Subsidiaries, the Guarantor, the Borrower and each of their Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws and compliance with the PATRIOT Act and the U.S. Foreign Corrupt Practices Act), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings and (b) non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 4.13. No Default.  No Default has occurred and is continuing.

Section 4.14. Environmental Matters.

(a) Except (i) as disclosed in or contemplated by the Guarantor’s Form 10-K Report to the SEC for the year ended December 31, 2009 or in any subsequent Form 10-K, 10-Q or 8-K Report or (ii) to the extent that the liabilities of the Guarantor, the Borrower and their Subsidiaries, taken as a whole, that relate to or could reasonably be expected to result from the matters referred to in clauses (i) through (iii) of this Section 4.14(a), inclusive, would not reasonably be expected to result in a Material Adverse Effect:

(i) no notice, notification, citation, summons, complaint or order has been received by the Borrower, no penalty has been assessed nor is any investigation or review pending or, to the Borrower’s or any of its Subsidiaries’ knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by or liability of the Guarantor, the Borrower or any of their Subsidiaries of or under any Environmental Law, (B) alleged failure by the Guarantor, the Borrower or any of their Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances;

(ii) To the Guarantor’s, the Borrower’s or any of their Subsidiaries’ knowledge, no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Guarantor, the Borrower or any of their Subsidiaries; and

(iii) no property now or previously owned, leased or operated by the Guarantor, the Borrower or any of their Subsidiaries or to the Guarantor’s, the Borrower’s or any of their Subsidiaries’ knowledge, any property to which the Guarantor, the Borrower or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Guarantor’s, the Borrower’s or any of their Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

(b) Except as disclosed in or contemplated by the Guarantor’s Form 10-K Report to the SEC for the year ended December 31, 2009 or in any subsequent Form 10-K, 10-Q or 8-K Report, to the Guarantor’s, the Borrower’s or any of their Subsidiaries’ knowledge there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) For purposes of this Section 4.14, the terms “the Guarantor,” “the Borrower” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Guarantor, the Borrower or any of its Subsidiaries from the time such business or business entity became a Subsidiary of the Guarantor.

Section 4.15. Guarantees.  As of the Closing Date, except as set forth in Schedule 4.15 hereto, neither the Guarantor nor the Borrower has any Guarantees of any Debt of any Foreign Subsidiary of the Guarantor or the Borrower other than such Debt not in excess of $25,000,000 in the aggregate.

Section 4.16. OFAC.  None of the Guarantor, the Borrower, any Subsidiary of the Guarantor or the Borrower or any Affiliate of the Guarantor or the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.17.   Senior Debt.  The Obligations hereunder constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under documentation governing subordinated Debt permitted hereunder.

Section 4.18.   Solvency.  As of the Closing Date, and assuming there is no Default hereunder continuing on such date, in each case after giving effect to the Transactions occurring on or prior to the Closing Date (a) the fair value and the present fair saleable value of any and all property of the Guarantor, the Borrower and their Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Guarantor, the Borrower and their Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (b) the Guarantor, the Borrower and their Subsidiaries, on a consolidated basis, are able to pay their debts (including, without limitation, contingent and subordinated liabilities as they become absolute and mature and are otherwise “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, (c) the Guarantor, the Borrower and their Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature, (d) the Guarantor, the Borrower and their Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

ARTICLE V
COVENANTS

The Guarantor and the Borrower agree that (i) so long as any Lender has any Commitment hereunder or (ii) any amount payable hereunder or under any Note or other Loan Document remains unpaid:

Section 5.01. Information.  The Borrower will deliver or cause to be delivered to each of the Lenders (it being understood that the posting of the information required in clauses (a), (b) and (f) of this Section 5.01 on the Borrower’s website (http://www.pplweb.com) shall be deemed to be effective delivery to the Lenders):

(a) Annual Financial Statements.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year and accompanied by an opinion thereon by independent public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis.

(b) Quarterly Financial Statements.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such fiscal quarter,  all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by any vice president, the treasurer or the controller of the Guarantor.

(c) Officer’s Certificate.  Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of the chief accounting officer or controller of the Borrower, (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Section 5.13 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(d) Default.  Forthwith upon acquiring knowledge of the occurrence of any Default, a certificate of a vice president or the treasurer or any other senior financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(e) Change in Borrower’s Ratings.  Upon the chief executive officer, the president, any vice president or any senior financial officer of the Guarantor or the Borrower obtaining knowledge of any change in a Borrower’s Rating, a notice of such Borrower’s Rating in effect after giving effect to such change.

(f) Securities Laws Filing.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a copy of any Form 10-K Report to the SEC and a copy of any Form 10-Q Report to the SEC, and promptly upon the filing thereof, any other filings with the SEC by the Borrower or the Guarantor.

(g) ERISA Matters.  If and when any member of the ERISA Group:  (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives, with respect to any Material Plan that is a Multiemployer Plan, notice of any complete or partial withdrawal liability under Title IV of ERISA, or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Material Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code with respect to a Material Plan, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA; or (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security, a copy of such notice, a certificate of the chief accounting officer or controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

(h) Other Information.  From time to time such additional financial or other information regarding the financial condition, results of operations, properties, assets or business of the Borrower or any of their Subsidiaries as any Lender may reasonably request.

The Guarantor and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Guarantor and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, the Guarantor, the Subsidiaries or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined below), they shall be treated as set forth in Section 8.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting (subject to Section 8.12) on a portion of the Platform not designated “Public Investor.”  “Information” means all information received from the Guarantor, the Borrower or any of their Subsidiaries relating to the Guarantor, the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Guarantor, the Borrower or any of their Subsidiaries; provided that, in the case of information received from the Guarantor, the Borrower or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 5.02. Maintenance of Property; Insurance.

(a) Maintenance of Properties.  The Guarantor and the Borrower will keep, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to keep, all property useful and necessary in their respective businesses in good working order and condition, subject to ordinary wear and tear, unless the Guarantor or the Borrower determines in good faith that the continued maintenance of any of such properties is no longer economically desirable and so long as the failure to so maintain such properties would not reasonably be expected to have a Material Adverse Effect.

(b) Insurance.  The Guarantor and the Borrower will maintain, or cause to be maintained, insurance with financially sound (determined in the reasonable judgment of the Borrower) and responsible companies in such amounts (and with such risk retentions) and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Guarantor, the Borrower and their Subsidiaries (other than Excluded Subsidiaries) operate.

Section 5.03. Conduct of Business and Maintenance of Existence.  The Guarantor and the Borrower will (i) continue, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to continue, to engage in businesses of the same general type as now conducted by the Guarantor, the Borrower and their Subsidiaries (other than Excluded Subsidiaries) and businesses related thereto or arising out of such businesses, except to the extent that the failure to maintain any existing business would not have a Material Adverse Effect and (ii) except as otherwise permitted in Section 5.10, preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries (other than Excluded Subsidiaries) to preserve, renew and keep in full force and effect, their corporate existence and their respective rights, privileges and franchises necessary or material to the normal conduct of business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Compliance with Laws, Etc.  The Guarantor and the Borrower will comply, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to comply, with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws and compliance with the PATRIOT Act and the U.S. Foreign Corrupt Practices Act), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Books and Records.  The Guarantor and the Borrower (i) will keep, and will cause each of their Subsidiaries (other than Excluded Subsidiaries) to keep, proper books of record and account in conformity with GAAP and (ii) will permit representatives of the Administrative Agent and each of the Lenders to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, any employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, that, the rights created in this Section 5.05 to “visit”, “inspect”, “discuss” and copy shall not extend to any matters which the Guarantor or the Borrower deems, in good faith, to be confidential, unless the Administrative Agent and any such Lender agree in writing to keep such matters confidential.

Section 5.06. Securities Demand.  The Guarantor and the Borrower shall, and shall cause their respective Subsidiaries to, comply with the securities demand, market flex and most favored lender provisions as previously agreed by the Guarantor and the Joint Lead Arrangers.

Section 5.07.   Borrower’s Rating.  The Guarantor and the Borrower shall use commercially reasonable efforts to maintain at all times, Borrower’s Rating from each of S&P and Moody’s.

Section 5.08. Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used to fund the Acquisition (including the Transaction Costs).  No such use of the proceeds will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock within the meaning of Regulation U.

Section 5.09. Restriction on Liens.  The Guarantor and the Borrower will not, nor will they permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Guarantor, the Borrower or any such Subsidiary (including, without limitation, their Voting Stock), except:

(a) Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, landlords’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variances and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(e) Liens existing on the Effective Date and described in Schedule 5.09 hereto;

(f) judgment Liens arising from judgments which secure payment of legal obligations that would not constitute a Default under Section 6.01;

(g) any vendor’s Liens, purchase money Liens or any other Lien on any property or asset acquired by the Guarantor, the Borrower or any of their Subsidiaries after the date hereof existing on any such property or asset at the time of acquisition thereof (and not created in anticipation thereof); provided, that, in any such case no such Lien shall extend to or cover any other asset of the Guarantor, the Borrower or such Subsidiaries, as the case may be;

(h) Liens, deposits and/or similar arrangements to secure the performance of bids, tenders or contracts (other than contracts for borrowed money), public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business by the Guarantor, the Borrower or any of their Subsidiaries, including Liens to secure obligations under agreements relating to the purchase and sale of any commodity (including power purchase and sale agreements, any commodity hedge or derivative regardless of whether any such transaction is a “financial” or “physical transaction”);

(i) Liens on assets of the Guarantor, the Borrower and their Subsidiaries arising out of obligations or duties to any municipality or public authority with respect to any franchise, grant, license, permit or certificate.

(j) rights reserved to or vested in any municipality or public authority to control or regulate any asset of the Guarantor, the Borrower or any of their Subsidiaries or to use such asset in a manner which does not materially impair the use of such asset for the purposes for which it is held by the Guarantor, the Borrower or any of their Subsidiaries;

(k) irregularities in or deficiencies of title to any asset which do not materially adversely affect the use of such property by the Guarantor, the Borrower or any of their Subsidiaries in the normal course of its business;

(l) any Lien on any property or asset of any corporation or other entity existing at the time such corporation or entity is acquired, merged or consolidated or amalgamated with or into the Guarantor, the Borrower or any of their Subsidiaries and not created in contemplation of such event;

(m) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided, that any such Lien attaches to such asset, solely to extent of the value of the obligation secured by such Lien, concurrently with or within 180 days after the acquisition, construction or improvement thereof:

(n) any Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property;

(o) rights of lessees arising under leases entered into by the Guarantor, the Borrower or any of their Subsidiaries as lessor, in the ordinary course of business;

(p) any Liens on or reservations with respect to governmental and other licenses, permits, franchises, consents and allowances; any Liens on patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights, claims, credits, choses in action and other intangible property and general intangibles including, but not limited to, computer software;

(q) any Liens on automobiles, buses, trucks and other similar vehicles and movable equipment; marine equipment; airplanes, helicopters and other flight equipment; and parts, accessories and supplies used in connection with any of the foregoing;

(r) any Liens on furniture and furnishings; and computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes;

(s) Liens securing letters of credit entered into in the ordinary course of business;

(t) Liens granted on the capital stock of Excluded Subsidiaries for the purpose of securing the obligations of such Subsidiaries;

(u) Liens in addition to those permitted by clauses (a) through (t) on the property or assets of a Special Purpose Subsidiary arising in connection with the lease of such property or assets through one or more lease financings;

(v) Liens by any Wholly Owned Subsidiary of the Guarantor, the Borrower or any Subsidiary for the benefit of the Guarantor, the Borrower or any such Subsidiary;

(w) Liens on property which is the subject of a Capital Lease Obligation designating the Guarantor, the Borrower or any of their Subsidiaries as lessee and all right, title and interest of the Guarantor, the Borrower or any of their Subsidiaries in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as a security; provided, that the aggregate fair market value of the obligations subject to such Liens shall not at any time exceed $500,000,000;

(x) Liens on property which is the subject of one or more leases designating the Guarantor, the Borrower or any of their Subsidiaries as lessee and all right, title and interest of the Guarantor, the Borrower or any of their Subsidiaries in and to such property and in, to and under any such lease agreement, whether or not any such lease agreement is intended as a security;

(y) Liens arising out of the refinancing, extension, renewal or refunding of any Debt or other obligation secured by any Lien permitted by clauses (a) through (x) of this Section; provided, that such Debt or other obligation is not increased and is not secured by any additional assets; and

(z) other Liens on assets or property of the Guarantor, the Borrower or any of their Subsidiaries, so long as the aggregate value of the obligations secured by such Liens does not exceed the greater of $250,000,000 or 15% of the total consolidated assets of the Guarantor, the Borrower and their Consolidated Subsidiaries as of the most recent fiscal quarter of the Guarantor for which financial statements are available.

Section 5.10. Merger or Consolidation.  Neither the Guarantor nor the Borrower will merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default, (ii) the surviving or resulting Person, as the case may be, is the Guarantor or the Borrower (as applicable), (iii) substantially all of the consolidated assets and consolidated revenues of the surviving or resulting person, as the case may be, are anticipated to come from the utility or energy businesses and (iv) the senior long-term debt ratings from both Rating Agencies of the Borrower or Guarantor immediately following the merger or consolidation must be equal to or greater than the senior long-term debt ratings from both Rating Agencies of the Borrower or Guarantor immediately preceding the announcement of such consolidation or merger.  No Subsidiary other than an Excluded Subsidiary will merge or consolidate with any other Person if such Subsidiary is not the surviving or resulting Person, unless such other Person is (a) the Guarantor or the Borrower or a successor of the Guarantor or the Borrower permitted hereunder or (b) any other Person which is a Wholly Owned Subsidiary that is a Subsidiary of the Guarantor or a successor of the Guarantor permitted hereunder.

Section 5.11. Asset Sales.  Except for the sale of assets required to be sold to conform with governmental requirements, the Guarantor and the Borrower shall not, and shall not permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 25% of the total assets of the Guarantor and the Borrower and their Consolidated Subsidiaries as of the beginning of the Borrower’s most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 25% limitation specified above: (a) if any such Asset Sale is in the ordinary course of business of the Guarantor and the Borrower and their Subsidiaries; (b) if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of the businesses of the Guarantor, the Borrower or their Subsidiaries; (c) if the assets subject to any such Asset Sale are being transferred to a Wholly Owned Subsidiary of the Guarantor; (d) if the Net Cash Proceeds from any such Asset Sale are applied in accordance with Section 2.08; or (e) if, prior to any such Asset Sale, both Rating Agencies confirm the then-current Borrower Ratings after giving effect to any such Asset Sale.

Section 5.12. Restrictive Agreements.  Except as set forth in Schedule 5.12, the Guarantor and the Borrower will not and will not permit any of their Subsidiaries (other than the Excluded Subsidiaries) to enter into or assume any agreement prohibiting or otherwise restricting the ability of any Subsidiary to pay dividends or other distributions on its respective equity and equity equivalents to the Guarantor, the Borrower or any of their Subsidiaries.

Section 5.13. Consolidated Debt to Consolidated Capitalization Ratio.  The ratio of Consolidated Debt to Consolidated Capitalization shall not exceed 70% at any time.

Section 5.14. Indebtedness.  The Guarantor will not permit any of its Subsidiaries (other than the Borrower and other than the Excluded Subsidiaries) to incur, create, assume or permit to exist any Debt of such Subsidiaries except:

(a) Existing Debt and any extensions, renewals or refinancings thereof;

(b) Debt owing to the Guarantor, the Borrower or a Wholly Owned Subsidiary;

(c) any Debt incurred in respect of the Lower Mt. Bethel Lease Financing;

(d) Non-Recourse Debt; and

(e) other Debt, the aggregate principal amount of which does not exceed $500,000,000 at any time.

Section 5.15.   Restricted Payments.  (a) The Guarantor shall not, directly or indirectly declare or make, or agree to make, directly or indirectly, any Restricted Payment except (i) the Guarantor may declare and pay ordinary cash dividends with respect to its common stock that is economically equivalent (on a per share basis including, with respect to any such payment occurring on or after the Closing Date, after giving effect to the Acquisition) to the ordinary cash dividends historically paid by the Guarantor plus any increase in such dividend that is consistent with past practices, (ii) any payment with respect to Equity-Linked Securities, if the proceeds of the issuance of such Equity-Linked Securities were applied in accordance with Section 2.08 and (iii) the Guarantor may declare and make dividends and distributions on its Equity Interests that are payable only in its common stock and (b) PPL Electric Utilities Company shall not repurchase preferred or preference stock issued by PPL Electric Utilities Company in an aggregate principal amount in excess of $250,000,000; provided that any such repurchase shall only be made from cash on hand at PPL Electric Utilities Company or the proceeds of a new issuance of Debt by PPL Electric Utilities Corporation.

Section 5.16.   Acquisitions.  Other than the Acquisition, the Guarantor and the Borrower shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Subsidiaries) to, (a) acquire (by merger or otherwise) a majority of the Equity Interests (with ordinary voting power) or all or substantially all of the assets of any other Person (other than the Guarantor, the Borrower and their Subsidiaries) or (b) make investments in any other Person (other than the Guarantor, the Borrower and their Subsidiaries) by acquiring less than a majority of the Equity Interests (with ordinary voting power) of such Person (excluding any investments made in connection with the Guarantor’s, the Borrower’s and any Subsidiary’s normal cash management activities) in an aggregate amount not to exceed $300,000,000 in the aggregate.

ARTICLE VI
DEFAULTS

Section 6.01. Events of Default.  If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing; provided that notwithstanding anything to the contrary herein, the occurrence of any Default described below shall not constitute an Event of Default until the later of the Closing Date (after giving effect to the funding of the Loans on the Closing Date) and the end of any applicable grace period (if such Default is then continuing):

(a) the Borrower shall fail to pay when due any principal on any Loans; or

(b) the Borrower shall fail to pay when due any interest on the Loans, any fee or any other amount payable hereunder or under any other Loan Document for five (5) days following the date such payment becomes due hereunder; or

(c) the Guarantor or the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.08, 5.10, 5.11, 5.13, 5.15 or 5.16; or

(d) the Guarantor or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(d)(i) for 30 days after any such failure or in Section 5.01(d)(ii) for ten (10) days after any such failure; or

(e) the Guarantor or the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clauses (a), (b), (c) or (d) above) for thirty (30) days after written notice thereof has been given to the defaulting party by the Administrative Agent, or at the request of the Required Lenders; or

(f) any representation, warranty or certification made by the Guarantor or the Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(g) the Guarantee provided by the Guarantor shall cease to be in full force or effect or the Guarantor or the Borrower shall deny or disaffirm in writing the Guarantor’s obligations under the Guarantee; or

(h) the Guarantor or the Borrower or any of their Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

(i) the Guarantor or the Borrower or any of their Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(j) an involuntary case or other proceeding shall be commenced against the Guarantor, the Borrower or any of their Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Guarantor, the Borrower or any Subsidiary under the Bankruptcy Code; or

(k) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000; or

(l) the Guarantor, the Borrower or any of their Subsidiaries (other than Excluded Subsidiaries) shall fail within sixty (60) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000, entered against the Guarantor, the Borrower or any such Subsidiary that is not stayed on appeal or otherwise being appropriately contested in good faith; or

(m) a Change of Control shall have occurred;

then, and in every such event, while such event is continuing, the Administrative Agent shall if requested by the Required Lenders, by notice to the Borrower declare the Loans (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as expressly set forth in above), all of which are hereby waived by the Borrower; provided, that, in the case of any Event of Default specified in clause 6.01(i) or 6.01(j) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Loans (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authority  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 7.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.05, or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance by Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06. Resignation of Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations in its capacity as Agent hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations in its capacity as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07. Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Documentation Agent or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 7.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim on behalf of the Lenders for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 8.03 allowed in such judicial proceeding; and

(b) on behalf of the Lenders to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII
MISCELLANEOUS

Section 8.01. Notices.  Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages) or by telephone subsequently confirmed in writing; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, as applicable, if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article in electronic format.  Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified or registered mail, return receipt requested, or posting on an internet web page, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (ii) on the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iii) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers, in the case of the Borrower and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on signature pages hereto, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower:

PPL Capital Funding, Inc.
2 North Ninth Street
Allentown, Pennsylvania, 18101-1179
Attention:  Russell R. Clelland
Telephone:  610-774-5151
Facsimile:  610-774-5235

with a copy to:

PPL Corporation
Office of General Counsel
Two North Ninth Street (GENTW4)
Allentown, Pennsylvania, 18101-1179
Attention:  Office of the General Counsel
Telephone:  610-774-7445
Facsimile:  610-774-7445

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  James Cross
Telephone:  212-455-3386
Facsimile:  212-455-2502

if to the Administrative Agent:

Bank of America, N.A.
Agency Management
NC1-002-15-36
101 South Tryon Street, 15th Floor
Charlotte, NC 28255
Attn: William A. Cessna
Telephone: (980) 388-1639
Facsimile:  (704) 264-2501

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York, 10017
Attention: Jason Kyrwood
Telephone :  212-450-4653
Facsimile:  212-450-5562

Section 8.02. No Waivers; Non-Exclusive Remedies.  No failure by any Agents or any Lender to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein and in the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Expenses; Indemnification.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Agents and any Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any regulatory counsel and up to one local counsel in each applicable local jurisdiction) for all such Persons except in the event of any conflict of interest, the Borrower shall be required to reimburse one additional counsel of each type to the affected parties.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Agents and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of one counsel (as well as one regulatory counsel and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel of each type to the affected parties)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or the Guarantor or their respective Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Guarantor, the Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to the Guarantor, the Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Guarantor, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable share (based on its share of the Commitments and Loans) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 8.04. Sharing of Set-Offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made or Notes held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan made or Notes held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loan made or Notes held by the other Lenders, and such other adjustments shall be made, in each case as may be required so that all such payments of principal and interest with respect to the Loan made or Notes held by the Lenders shall be shared by the Lenders pro rata; provided, that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder.

Section 8.05. Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided, that no such amendment or waiver shall, (a) unless signed by each Lender adversely affected thereby, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of mandatory reductions in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender as in effect at any time shall not constitute an increase in such Commitment), (ii) reduce the principal of or rate of interest on any Loan (except in connection with a waiver of applicability of any post-default increase in interest rates) or any fees hereunder, (iii) postpone the date fixed (A) for any payment of interest on any Loan or any fees hereunder or (B) for any scheduled reduction or termination of any Commitment, (iv) postpone or change the date fixed for any scheduled payment of principal of any Loan, (v) change any provision hereof in a manner that would alter the pro rata funding of Loans required by Section 2.03(b), the pro rata sharing of payments required by Sections 2.08(b), 2.10(a) or 8.04 or the pro rata reduction of Commitments required by Section 2.07(a) or (e), or (vi) change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers; or (b) unless signed by each Lender other than a Defaulting Lender (i) change the definition of Required Lenders, this Section 8.05 or Section 8.06(a)(A) or (ii) release the Guarantee by the Guarantor.

Section 8.06. Assignments and Participation

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (A) neither the Guarantor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (B) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.06(b), (ii) by way of participation in accordance with the provisions of Section 8.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts:
  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment hereunder or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

  (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, as applicable, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, prior to the Closing Date, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

  (A) the consent of the Borrower shall be required with respect to assignments prior to the Closing Date other than an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Permitted Assignee; and

  (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any assignment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that until the earlier of the Closing Date and such time as the Joint Lead Arrangers declare the primary syndication of the Loans and Commitments complete, no assignment shall be permitted without the prior consent of each Joint Lead Arranger.

(iii) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(v) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vi) Assignment to Eligible Assignee.  Each such assignment shall be to an Eligible Assignee.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.15, 2.16, and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.06 (d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.05 that affects such Participant.  Subject to Section 8.06(e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, 2.15 or 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.06(b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (solely for tax purposes) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.07. Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York.  Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.08. Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 8.09. Generally Accepted Accounting Principles.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the audited consolidated financial statements of the Guarantor and the Borrower and its Consolidated Subsidiaries most recently delivered to the Lenders; provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 8.10. Usage.  The following rules of construction and usage shall be applicable to this Agreement and to any instrument or agreement that is governed by or referred to in this Agreement.

(a) All terms defined in this Agreement shall have the defined meanings when used in any instrument governed hereby or referred to herein and in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or in any instrument or agreement governed here shall be construed to refer to this Agreement or such instrument or agreement, as applicable, in its entirety and not to any particular provision or subdivision hereof or thereof.

(c) References in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, this Agreement unless the context otherwise requires; references in any instrument or agreement governed by or referred to in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, such instrument or agreement unless the context otherwise requires.

(d) The definitions contained in this Agreement shall apply equally to the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The term “including” shall be construed to have the same meaning as the phrase “including without limitation”.

(e) Unless the context otherwise requires, any definition of or reference to any agreement, instrument, statute or document contained in this Agreement or in any agreement or instrument that is governed by or referred to in this Agreement shall be construed (i) as referring to such agreement, instrument, statute or document as the same may be amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement or in any agreement or instrument governed by or referred to in this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) to include (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.  Any reference to any Person shall be construed to include such Person’s successors and permitted assigns.

(f) Unless the context otherwise requires, whenever any statement is qualified by “to the best knowledge of” or “known to” (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

Section 8.11. WAIVER OF JURY TRIAL.  THE GUARANTOR AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12. Confidentiality.  Each Lender agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to any Agent, (ii) to any other Person if reasonably incidental to the administration of the Loans, (iii) upon the order of any court or administrative agency, (iv) to the extent requested by, or required to be disclosed to, any rating agency or regulatory agency or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Lender prohibited by this Agreement, (vi) in connection with any litigation to which any Agent, any Lender or any of their respective Subsidiaries or Affiliates may be party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Lender’s or Agent’s Affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ix) with the consent of the Borrower, (x) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications, and (xi) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or assignee or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower’s Obligations hereunder.  Notwithstanding the foregoing, any Agent, any Lender or Davis Polk & Wardwell LLP may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or other release limited to describing the names of the Borrower or its Affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Section 8.13. USA PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantor and the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Guarantor and the Borrower, which information includes the name and address of the Guarantor and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Guarantor and the Borrower in accordance with the PATRIOT Act.

Section 8.14. No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Guarantor, the Borrower, their Affiliates and/or their respective stockholders (collectively, solely for purposes of this paragraph, the “Borrower Parties”).  The Guarantor and the Borrower agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty (other than any implied duty of good faith) between any Lender Party, on the one hand, and any Borrower Party, on the other.  The Lender Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender  Party has advised, is currently advising or will advise any Borrower Party on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Borrower Party.  The Guarantor and the Borrower acknowledge and agree that the each of the Guarantor and the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Guarantor and the Borrower agree that they will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower Party, in connection with such transaction or the process leading thereto.

ARTICLE IX
 GUARANTEE

Section 9.01. Guarantee.  The Guarantor unconditionally, absolutely and irrevocably guarantees the full and punctual payment of each Obligation when due (whether at stated maturity, upon acceleration or otherwise).  If the Borrower fails to pay any Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Loan Document. This Guarantee is a Guarantee of payment and not merely of collection.

Section 9.02. Guarantee Unconditional.  The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Person under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Borrower or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower or any other Person under any Loan Document;

(e) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Borrower or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Borrower or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Obligation by the Borrower or any other Person; or

(g) any other act or omission to act or delay of any kind by the Borrower any other party to any Loan Document or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of or defense to any obligation of the Guarantor hereunder.

Section 9.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Guarantor’s obligations hereunder shall remain in full force and effect until all Obligations shall have been paid in full.  If at any time any payment of any Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 9.04. Waiver by Guarantors.  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

Section 9.05. Subrogation.  Upon making full payment with respect to any Obligation, the Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Obligation, until the Commitments are terminated and all Obligations have been paid in full in cash.

Section 9.06. Stay of Acceleration.  If acceleration of the time for payment of any Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantor forthwith on demand by the Administrative Agent.

Section 9.07. Continuing Guarantee. The Guarantee set forth in this Article IX is a continuing guarantee, shall be binding on the Guarantor and its successors and assigns, and shall be enforceable by each holder from time to time of the Obligations (each, a “Guaranteed Party”).  If all or part of any Guaranteed Party’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

 [Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PPL CAPITAL FUNDING INC. (as Borrower)

By:
Name:
Title:

PPL CORPORATION (as Guarantor)

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

                                                  , as a Lender

(insert name of Lender)

By:
Name:
Title

Second signature block, if required

                                                   , as a Lender
(insert name of Lender)

By:
Name:
Title

COMMITMENT APPENDIX
Lender	Commitment ($ in millions)

Bank of America, N.A.	$1,300.0
Credit Suisse AG, Cayman Islands Branch	1,300.0
Wells Fargo Bank, National Association	370.0
Barclays Bank PLC	370.0
Citibank, N.A.	370.0
JPMorgan Chase Bank, N.A.	370.0
Morgan Stanley Senior Funding, Inc.	370.0
UBS Loan Finance LLC	370.0
BNP Paribas	170.0
The Bank of Nova Scotia	170.0
The Royal Bank of Scotland plc	170.0
Credit Agricole Corporate and Investment Bank	135.0
Deutsche Bank AG New York Branch	135.0
KeyBank National Association	135.0
Lloyds TSB Bank PLC	135.0
U.S. Bank, N.A.	135.0
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	85.0
Union Bank, N.A.	85.0
Banco Bilbao Vizcaya Argentaria S.A. – New York Branch	50.0
Bayerische Landesbank	50.0
Royal Bank of Canada	50.0
Sovereign Bank (Santander)	50.0
SunTrust Bank	50.0
Mizuho Corporate Bank	25.0
Bank of New York Mellon	20.0
PNC Bank, National Association	15.0
Fifth Third Bank	10.0
Wing Lung Bank, Los Angeles Branch	5.0
Total	$6,500.0

SCHEDULE 3.02
Existing Debt Instruments as of May 31, 2010

PPL Energy Supply, LLC and Subsidiaries

Exempt Facilities Notes:

•
Series 2009C Exempt Facilities Loan Agreement between Pennsylvania Economic Development Financing Authority (PEDFA) and PPL Energy Supply, LLC dated April 1, 2009, in connection with the PEDFA Exempt Facilities Revenue Refunding Bonds, Series 2009C (PPL Energy Supply, LLC Project) due 2037, in an aggregate principal amount of $80,570,000.

•
Series 2009A Exempt Facilities Loan Agreement between PEDFA and PPL Energy Supply, LLC dated April 1, 2009, in connection with the PEDFA Exempt Facilities Revenue Refunding Bonds, Series 2009A (PPL Energy Supply, LLC Project) due 2038, in an aggregate principal amount of $100,000,000.

•
Series 2009B Exempt Facilities Loan Agreement between PEDFA and PPL Energy Supply, LLC dated April 1, 2009, in connection with the PEDFA Exempt Facilities Revenue Refunding Bonds, Series 2009B (PPL Energy Supply, LLC Project) due 2038, in an aggregate principal amount of $50,000,000.

Senior Notes:

•	PPL Energy Supply, LLC’s Senior Notes, 6.40% Exchange Series A due 2011, in an aggregate principal amount of $500,000,000.

•	PPL Energy Supply, LLC’s Senior Notes, 6.30% Series due 2013, in an aggregate principal amount of $300,000,000.

•	PPL Energy Supply, LLC’s Senior Notes, 5.40% Series due 2014, in an aggregate principal amount of $300,000,000.

•	PPL Energy Supply, LLC’s Senior Notes, 6.20% Series due 2016, in an aggregate principal amount of $349,674,000.

•	PPL Energy Supply, LLC’s Senior Notes, 6.50% Series due 2018, in an aggregate principal amount of $400,000,000.

•	PPL Energy Supply, LLC’s 5.70% REset Put Securities due 2035, in an aggregate principal amount of $300,000,000.

•	PPL Energy Supply, LLC’s Senior Notes, 6.00% Series due 2036, in an aggregate principal amount of $200,418,000.

•	PPL Energy Supply, LLC’s Senior Notes, 7.00% Series due 2046 in an aggregate principal amount of $250,000,000.

•	PPL Capital Funding, Inc.’s 6.85% Senior Notes due 2047, in an aggregate principal amount of $100,000,000.

•	PPL Capital Funding, Inc.’s 6.70% 2007 Series A Junior Subordinated Notes due 2067, in an aggregate principal amount of $500,000,000.

•	PPL Montana, LLC’s 8.903% Pass Through Certificates (off balance sheet) amortizing through 2020, in an aggregate principal amount of $199,718,000.

•	LMB Funding, Limited Partnership’s 8.05% Senior Secured Notes, Series A due 2013, in an aggregate principal amount of $283,996,700.

•	LMB Funding, Limited Partnership’s 8.30% Senior Secured Notes, Series B due 2013, in an aggregate principal amount of $152,921,300.

Other Facilities:
•	PPL Energy Supply, LLC’s Reimbursement Agreement dated as of March 31, 2005 (as amended on March 31, 2010), in an aggregate committed amount of $200,000,000.
(Expiration date: March 2013)

•
PPL Receivables Corporation’s (with PPL Electric Utilities Corporation, as Servicer) Revolving Credit and Security Agreement dated as of August 5, 2008 (as amended on July 28, 2009) in an aggregate committed amount of $150,000,000.

(Expiration date: August 2010)

•	Facility Agreement, dated as of May 14, 2010, among PPL Energy Supply, LLC and Morgan Stanley Bank in an aggregate amount available of $500,000,000. (Expiration date: June 30, 2017).

SCHEDULE 4.15
Guarantees
None.

SCHEDULE 5.09

Existing Liens
Debtor	State	Jurisdiction	Services	Original File Date and Number	Secured Party	Related Filings
Elmsford Sheet Metal Works Inc.	NY	Westchester County Supreme Court	Pending Suits and Judgments	04-06-06 #5804-06	Dauria Benjamin
General Mechanical Systems Inc. (add'l defendants Saratoga County Office of General Services and Saratoga County Water Authority)	NY	Saratoga County Supreme Court	Pending Suits and Judgments	03-23-07 #2007865	Family Danz Heating and Hair Conditioning Inc.
HT Lyons Inc.	PA	Department of State	UCC Search - Central - Direct Access	01-27-06 #2006013003411	US Bancorp
HT Lyons Co	PA	Department of State	UCC Search - Central - Direct Access	08-07-06 #2006080703783	US Bancorp
HT Lyons Co	PA	Department of State	UCC Search - Central - Direct Access	09-06-06 #2006090601119	US Bancorp
HT Lyons Inc.	PA	Department of State	UCC Search - Central - Direct Access	07-08-08 #2008070808636	US Bancorp
HT Lyons Inc.	PA	Department of State	UCC Search - Central - Direct Access	12-03-08 #2008120308435	US Bancorp
HT Lyons Inc.	PA	Department of State	UCC Search - Central - Direct Access	12-02-09 #2009120207293	US Bancorp
Lower Mount Bethel Energy, LLC	DE	Secretary of State	UCC/FTL Search-Central	12-21-01 #1176872 5	U. S. Bank National Association, as Collateral Trustee	Amendment 12-07-06 Continuation 12-12-06
Lower Mount Bethel Energy, LLC	DE	Secretary of State	UCC/FTL Search-Central	12-31-01 #1181491 7	U. S. Bank National Association	Assignment 12-07-06 Continuation 12-12-06
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	04-23-01 #2001-10649	Estate of Theodore Tomich, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	05-22-02 #2002-108995	Linda L. Gorden, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	05-22-02 #2002-10896	Robert & Annette Ceriani
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	06-24-02 #2002-11088	Joseph E & Nora Lee Snyder
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	11-25-02 #2002-12161	Rossi Fioranti, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	12-06-02 #2002-12215	Estate of Peter Paul Pavelek, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	12-18-02 #2002-12293	Sylvia Sergi
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	02-21-03 #2003-10287	Estate of Joseph Battaglini, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	03-05-03 #2003-10361	Gary L. & Patricia Harris
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	06-27-03 #2003-11036	Ronald B. & Evelyn Riffle
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	06-17-05 #2005-11079	Richard L. & H. Arlene Trimble
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	06-17-05 #2005-11080	Shirley Bruce, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	08-31-05 #2005-11606	Harvey L. & Nancy L. Greathouse
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	11-01-05 #2005-12072	Estate of Lynman A. Beagle, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	04-10-06 #2006-10728	Ann Pitcher, etal
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	06-02-06 #2006-11062	Doris & William Wesche
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	07-07-06 #2006-11296	Estate of Edward C. Lewis Sr
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	09-29-06 #2006-11994	Melvin & Margaret Bush
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	03-08-07 #2007-10490	Fiorino & doris Sellari
McCarl's Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	05-18-07 #2007-11076	Richard & Marcia Vallecorsa
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	07-30-07 #2007-11606	Amerio & Diane Mancini
McCarl's Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	11-06-07 #2007-12504	Estate of John L. Ehernik, etal
McCarl's Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	12-05-07 #2007-12745	Marcia & Richard Vallecorsa
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	03-12-08 #2008-1736	Peter Asvestas
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	06-25-08 #2008-11694	Estate of Richard Bell, etal
McCarl's Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	07-03-08 #2008-11788	Peter & Patricia Farnan
McCarls Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	01-27-09 #2009-10172	Russell & Linda Schwarz
McCarl's Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	02-11-09 #2009-10335	John L. Martin
McCarl's Inc. , etal…	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	05-29-09 #2009-11405	Ronald & Arlene Catarcio
McCarl's Inc.	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	10-02-09 #2009-12667	Estate of Edward M. Knight, etal
McCarl's Inc.	PA	Beaver County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	03-03-10 #2010-10505	Estate of Harry Dolan, etal
McClure Company, etal…	PA	Dauphin County Prothonotary	FTL/STL/Pending Suit/Judgment Searches	10-06-03 #2003-cv-04252	Commonwealth of Pennsylvania, Dept of General Services
McClure Company	PA	Department of State	UCC Search - Central - Direct Access	03-31-09 #2009033107803	Wohlsen Construction Company
Millennium Builders LLC (Add'l defendant(s). Cigna Corporation)	CT	Superior Court - Statewide	Pending Suits and Judgments	10-06-09 #CV096004797S (Hartford)	Nancy Butler
Penobscot Hydro Co., Inc.	ME	Secretary of State	UCC/FTL/STL/Judgment Searches	01-29-87 #1930000715509 (Transmitting Utility filing)	Rhode Island Hospital Trusts National Bank
Penobscot Hydro Co., Inc.	ME	Secretary of State	UCC/FTL/STL/Judgment Searches	06-27-02 #2020001536607	U.S. Bank National Association as Successor …..	Continuation/Assignment 06-21-07
PPL Brunner Island, LLC	DE	Secretary of State	UCC/FTL Search-Central	10-10-08 #2008 3433164	Golf Cart Services, Inc.
PPL Electric Utilities Corporation	PA	Department of State	UCC Search - Central - Direct Access	08-23-01 #34261110 (Transmitting Utility Filing)	The Chase Manhattan Bank
PPL Electric Utilities Corporation	PA	Department of State	UCC Search - Central - Direct Access	08-23-01 #34261415 (Transmitting Utility Filing)	The Chase Manhattan Bank
PPL Electric Utilities Corporation	PA	Department of State	UCC Search - Central - Direct Access	08-02-04 #20040823135	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent	Assignment 08-01-08 08-05-08 Amendment 08-04-08 08-06-08 Continuation 07-20-09
PPL EnergyPlus, LLC	PA	Department of State	UCC Search - Central - Direct Access	10-28-09 #2009102806037	Midwest Transmission System Operator, Inc.
PPL Generation, LLC	DE	Secretary of State	UCC/FTL Search-Central	05-30-07 #2007 2013067	General Electric Capital Corporation
PPL Montana, LLC	DE	Secretary of State	UCC/FTL Search-Central	07-21-00 #0046682	The Bank of New York, as Assignee of the Secured Party	Continuation 06-03-05 Amendment 11-30-06
PPL Montana, LLC	DE	Secretary of State	UCC/FTL Search-Central	07-21-00 #0046686	The Bank of New York, as Assignee of the Secured Party	Continuation 06-03-05 Amendment 11-30-06
PPL Montana, LLC	DE	Secretary of State	UCC/FTL Search-Central	07-21-00 #0046689	The Bank of New York, as Assignee of the Secured Party	Continuation 06-03-05 Amendment 11-30-06
PPL Montana, LLC	DE	Secretary of State	UCC/FTL Search-Central	07-21-00 #046695	The Bank of New York, as Assignee of the Secured Party	Continuation 06-03-05 Amendment 11-30-06
PPL Montana, LLC	DE	Secretary of State	UCC/FTL Search-Central	09-27-01 #112644 1	Dell Financial Services, L.P.	Continuation 09-06-06
PPL Montana, LLC	MT	US District Court	Pending Suits and Judgments	01-09-03 #03-cv-00001	Margaret A. McGreevey
PPL Montana, LLC (add'l defendants ABC Corporation, John Does 1-10)	MT	US District Court	Pending Suits and Judgments	03-02-10 #10-cv-00023	Patrick Campbell
PPL Receivables Corporation	DE	Secretary of State	UCC/FTL Search-Central	08-05-08 #2008 2678207	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent
Titan Mechanical Contractors, Inc.	CT	Secretary of State	UCC/FTL/STL/Judgment Searches	07-28-06 #0002406862	Town of Litchfield
Titan Mechanical Contractors, Inc.	CT	Secretary of State	UCC/FTL/STL/Judgment Searches	07-28-06 #0002406865	Town of Litchfield
Titan Mechanical Contractors, Inc.	CT	Secretary of State	UCC/FTL/STL/Judgment Searches	10-23-06 #0002421578	Town of Litchfield
Titan Mechanical Contractors, Inc.	CT	Secretary of State	UCC/FTL/STL/Judgment Searches	10-23-06 #0002421579	Town of Litchfield
Titan Mechanical Contractors, Inc.	CT	Secretary of State	UCC/FTL/STL/Judgment Searches	01-07-08 #0002611931	Turner Construction Company
Titan Mechanical Contractors, Inc.	CT	Secretary of State	UCC/FTL/STL/Judgment Searches	09-29-08 #0002715606	Kleen Energy Systems, LLC
Titan Mechanical Contractors, Inc.	CT	US District Court	Pending Suits and Judgments	07-17-09 #09-cv-01133	Platinum Funding Svc LLC and Platinum Funding Services LLC
Westech International Inc.	DE	Secretary of State	UCC/FTL Search-Central	01-26-05 #5028326 8	The Bank of New York Commercial Loan Servicing
Westech International Inc.	DE	Secretary of State	UCC/FTL Search-Central	10-20-05 #5326359 8	The Bank of New York	Amendment 10-21-05

SCHEDULE 5.12
Restrictive Agreements

The “Revolving Credit Facilities”, as defined in the Credit Agreement.

EXHIBIT A-l
Form of Notice of Borrowing

Bank of America, N.A.,
as Administrative Agent
101 N. Tryon St.
NC1-001-04-39
Charlotte, NC 28255-0001
Attn: Nilesh Patel
Telephone: 980-386-5094
Facsimile:  704-719-8870

Ladies and Gentlemen:

This notice shall constitute a “Notice of Borrowing” pursuant to Section 2.03 of the $6,500,000,000 Senior Bridge Term Loan Credit Agreement dated as of June 9, 2010 (the “Credit Agreement”) by and among PPL Capital Funding, Inc., as Borrower, PPL Corporation as Guarantor, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

1.           The date of the Borrowing will be _______________, _____________.1

2.           The aggregate principal amount of the Borrowing will be __________.

3.           The Borrowing will consist of [Base Rate] [Euro-Dollar] Loans.

4.   The initial Interest Period for the Loans comprising such Borrowing shall be __________________.2

[Insert appropriate delivery instructions, which shall include bank and account number].

1 Must be a Business Day.

2 Applicable for Euro-Dollar Loans. Insert “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of “Interest Period”).

PPL CAPITAL FUNDING, INC.
By:
Name:
Title:

EXHIBIT A-2
Form of Notice of Conversion/Continuation

 [______________, ____]
Bank of America, N.A.,
as Administrative Agent
101 South Tryon Street, 15th Floor
Charlotte, NC 28255
Attn: William A. Cessna
Telephone: (980) 388-1639
Facsimile:  (704) 264-2501

Ladies and Gentlemen:

This notice shall constitute a “Notice of Conversion/Continuation” pursuant to Section 2.05(d)(ii) of the $6,500,000,000 Senior Bridge Term Loan Credit Agreement dated as of June 9, 2010 (the “Credit Agreement”) by and among PPL Capital Funding, Inc., as Borrower, PPL Corporation, as Guarantor, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

1.           The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Euro-Dollar Loans currently outstanding having an Interest Period of ___ months and ending on the Election Date specified below].

2. The date on which the conversion/continuation selected hereby is to be effective is __________, ___________(the “Election Date”).3

3. The principal amount of the Group of Loans (or portion thereof) to which this notice applies is $_________________.4

4. The Group of Loans (or portion thereof) which are to be converted will bear interest based upon the [Base Rate] [Adjusted London Interbank Offered Rate].  The Group of Loans (or portion thereof) which are to be continued will bear interest based upon the [Adjusted London Interbank Offered Rate].

5. The Interest Period for such Loans will be _______________.5

PPL CAPITAL FUNDING, INC.
By:
Name:
Title:

EXHIBIT B

Form of Note

FOR VALUE RECEIVED, the undersigned, PPL CAPITAL FUNDING, INC., a Delaware limited liability company (the “Borrower”), promises to pay to the order of _________________ (hereinafter, together with its successors and assigns, called the “Holder”), at the Administrative Agent’s Office or such other place as the Holder may designate in writing to the Borrower, the principal sum of ____________________ AND _______/100s DOLLARS ($______________), or, if less, the principal outstanding amount of all Loans advanced by the Holder to the Borrower pursuant to the Credit Agreement (as defined below), plus interest as hereinafter provided.  Such Loans may be endorsed from time to time on the grid attached hereto, but the failure to make such notations shall not affect the validity of the Borrower’s obligation to repay unpaid principal and interest hereunder.

All capitalized terms used herein shall have the meanings ascribed to them in that certain $6,500,000,000 Senior Bridge Term Loan Credit Agreement dated as of June [ ], 2010 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) by and among PPL Capital Funding, Inc., as Borrower, PPL Corporation (the “Guarantor”), the Lenders party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) for itself and on behalf of the Lenders, except to the extent such capitalized terms are otherwise defined or limited herein.

The Borrower shall repay principal outstanding hereunder from time to time, as necessary, in order to comply with the Credit Agreement.  All amounts paid by the Borrower shall be applied to the Obligations in such order of application as provided in the Credit Agreement.

A final payment of all principal amounts and other Obligations then outstanding hereunder shall be due and payable on the maturity date provided in the Credit Agreement, or such earlier date as payment of the Loans shall be due, whether by acceleration or otherwise.

The Borrower shall be entitled to borrow, repay, continue and convert the Holder’s portion of the Loans hereunder pursuant to the terms and conditions of the Credit Agreement.  Prepayment of the principal amount of any Loan may be made as provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement.  Interest under this Note shall also be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise).  Overdue principal and, to the extent permitted by law, overdue interest, shall bear interest payable on demand at the default rate as provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Holder in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrower not pay and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrower, any guarantor, endorser or any other Person or entity, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest.

No delay or omission on the part of the Holder or any holder hereof in exercising its rights under this Note, or delay or omission on the part of the Holder, the Administrative Agent or the Lenders collectively, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Holder or any holder hereof, nor shall any waiver by the Holder, the Administrative Agent, the Required Lenders or the Lenders collectively, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrower promises to pay all reasonable costs of collection, including reasonable attorneys’ fees, should this Note be collected by or through an attorney-at-law or under advice therefrom.

This Note evidences the Holder’s portion of the Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the day and year first above written.

PPL CAPITAL FUNDING, INC.
By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type	Amount of Principal Repaid	Notation Made By

EXHIBIT C

Form of Assignment and Assumption Agreement

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the effective date set forth below (the “Effective Date”) and is entered into by and between [the] [each]6 Assignor identified on the Schedules hereto as “Assignor” or “Assignors” (collectively, the “Assignors” and each an “Assignor”) and [the] [each]7 Assignee identified on the Schedules hereto as “Assignee” or “Assignees” (collectively, the “Assignees” and each an “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]8 hereunder are several and not joint.]9  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the facility identified below (including without limitation any guarantees included in such facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.  Assignor:                      See Schedule attached hereto

2.  Assignee:                      See Schedule attached hereto

3.  Borrower:                      PPL Capital Funding, Inc.

4.  Administrative Agent:  Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.      Credit Agreement:  The $6,500,000,000 Senior Bridge Term Loan Credit Agreement dated as of June [ ], 2010 by and among PPL Capital Funding, Inc., as Borrower, PPL Corporation, as Guarantor, the Lenders party thereto and Bank of America, N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified).

6.      Assigned Interest: See Schedule attached hereto

[7.      Trade Date:  ______________________]

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6 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
7 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
8 Select as appropriate.
9 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Effective Date:  _____________, 20____

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: ________________________________________
Title:

ASSIGNEE

See Schedule attached hereto

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent and Lender

By
Title:

[Consented to:]11

PPL CAPITAL FUNDING, INC.

By
Title:

[Consented to] 12:

BANC OF AMERICA SECURITIES LLC

By

Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC

By

Name:
Title:

10 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement
11 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
12 To be added if assignment is made before the earlier of (x) the Closing Date and (y) such time as the Joint Lead Arrangers declare the primary syndication of the Loans and Commitments complete (see Section 8.06(b)(ii)(B) of the Credit Agreement).

SCHEDULE

To Assignment and Assumption Agreement

By its execution of this Schedule, the Assignee(s) agree(s) to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Aggregate Amount of Commitment/ Loans for all Lenders13	Amount of Commitment/ Loans Assigned14	Percentage Assigned of Commitment/ Loans15	CUSIP Number
$	$	%

[NAME OF ASSIGNEE]16                                                                           [and is an Affiliate of [identify Lender]]17

___________________, as a Lender

(insert name of Lender)

By:_____________________________-
Name:
Title

13 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
14 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
15 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
16 Add additional signature blocks, as needed.
17 Select as applicable.

ANNEX 1 to Assignment and Assumption Agreement

CREDIT AGREEMENT DATED AS OF JUNE [ ], 2010 BY AND AMONG
PPL CAPITAL FUNDING, INC., AS BORROWER, PPL CORPORATION, AS
GUARANTOR, THE LENDERS PARTY THERETO
AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1 Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [the relevant] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by and construed in accordance with the internal laws of the State of New York.

EXHIBIT D

Form of Opinion of Counsel for the Borrower and Guarantor

[TO COME]

EXHIBIT E

Form of Solvency Certificate of
PPL Corporation and its Subsidiaries

[__], 2010

This Solvency Certificate (the “Certificate”) of PPL Corporation, a Pennsylvania corporation (the “Guarantor”), and its Subsidiaries is delivered pursuant to Section 3.02(f) of the $6,500,000,000 Senior Bridge Term Loan Credit Agreement dated as of June [ ], 2010 (the “Credit Agreement”) by and among the PPL Capital Funding, Inc. (the “Borrower”), Guarantor, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [Paul A. Farr], the duly elected, qualified and acting [EVP and Chief Financial Officer] of the Guarantor and its Subsidiaries, DO HEREBY CERTIFY, as follows:

1.           I have carefully reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant to the contents of this Certificate and, in connection herewith, have made such investigation as I have deemed necessary therefor.  I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.  Furthermore, I confirm and acknowledge that the Joint Lead Arrangers, the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.   I am providing this certificate solely in my capacity as an officer of Guarantor.

2.           I have reviewed the pro forma consolidated balance sheet, attached hereto as Exhibit A, delivered to the Joint Lead Arrangers, the Administrative Agent and the Lenders pursuant to Section 3.02(d) of the Credit Agreement (the “Balance Sheet”).  I am familiar with the financial performance and prospects of Guarantor and its Subsidiaries and hereby confirm that the Balance Sheet was prepared in good faith and fairly presents, in all material respects, on a pro forma basis as of [__] (after giving effect to the transactions contemplated by the Transaction Documents), Guarantor’ and its Subsidiaries’ consolidated financial condition, based on the information available to Guarantor and its Subsidiaries at the time so furnished.

3.           As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of Guarantor and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of Guarantor and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

4.           As of the date hereof, after giving effect to the Transactions, Guarantor and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature and are otherwise ”solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5.           Guarantor and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature.

6.           As of the date hereof, before and after giving effect to the Transactions, Guarantor and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

7.           For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

By:         ______________________________
Name: [Paul A. Farr]
Title: [EVP and Chief Financial Officer]